UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Axiall Corporation
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Notice of Annual Meeting of Stockholders

May 19, 2015
Ritz Carlton Hotel, 3434 Peachtree Road NE, Atlanta, Georgia 30326

To the Stockholders:

The Annual Meeting of Stockholders of Axiall Corporation (the “Company”) will be held at the Ritz Carlton Hotel, 3434 Peachtree Road NE, Atlanta, Georgia 30326, on May 19, 2015 at 1:30 p.m. local time for the following purposes:

(1)	To elect ten directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

(2)	To approve, on an advisory basis, the compensation of certain of the Company’s executive officers;

(3)	To ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and

(4)	To transact any other business as may properly come before the annual meeting.

The Board of Directors has fixed the close of business on April 6, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

Please vote before the annual meeting in one of the following ways:

(1)	Use the toll-free number shown on your proxy card (or voting instruction card if you received the proxy materials by mail from a broker or bank);

(2)	Visit the website shown on your proxy card or voting instruction card to vote via the Internet; or

(3)	Complete, sign, date and return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope.

You are cordially invited to attend the annual meeting. To attend the annual meeting in person, you must present the admission ticket that is attached to the annual meeting proxy card that you received with this proxy statement, along with photo identification. However, whether or not you plan to be personally present at the annual meeting, please complete, date and sign the enclosed proxy card or voting instruction card and return it promptly in the enclosed postage prepaid envelope, or vote via telephone or the Internet, to ensure your shares are represented at the annual meeting.

This proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 are available on the Internet at www.envisionreports.com/AXLL.

April 17, 2015

By Order of the Board of Directors

Timothy Mann, Jr.
Executive Vice President,
General Counsel and Secretary

SUMMARY INFORMATION

To assist you in reviewing the Company’s 2014 performance and executive compensation program, the following summary calls to your attention certain key elements of our 2014 business and financial performance and our proxy statement. The following information is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, originally filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2015 (the “10-K Filing”), and the complete proxy statement.

Significant Accomplishments for 2014

We believe Axiall achieved several significant accomplishments in 2014 due to the leadership of our Board and executive officers, and the dedication and hard work of our employees. Those accomplishments included:

●	completing our integration of the chemicals business that we acquired from PPG Industries, Inc. in January 2013 (the “Merged Business”);

●	leveraging the combined business to achieve one of our primary strategic initiatives, increased chlorovinyls integration;

●

exceeding our synergies target of $140 million due to the cost synergies we attained in the areas of procurement, logistics and SG&A, and the operating rate synergies we achieved, as part of our integration of the Merged Business;

●	making substantial progress towards our goal of obtaining approximately one-half of our ethylene requirements under long-term, cost advantaged arrangements;

●

increasing the net sales of our Building Products segment by 7 percent on a constant currency basis, as compared to 2013, and increasing sales volumes of those products in the United States by 17 percent; and

●	paying a total of $45 million in cash dividends to our stockholders.

Financial Performance for 2014

For the year ended December 31, 2014, our net sales totaled $4.57 billion, a decrease of 2 percent compared to $4.67 billion for the year ended December 31, 2013, and a 37 percent increase compared to 2012 net sales of $3.33 billion. Our Reported Adjusted EBITDA was $436.3 million for the year ended December 31, 2014, a decrease of 35 percent compared to Reported Adjusted EBITDA of $672.0 million for the year ended December 31, 2013, and a 30 percent increase compared to 2012 Reported Adjusted EBITDA of $334.9 million.(1)

The decrease in our 2014 net sales, as compared to 2013, was primarily attributable to a $138.9 million decrease in the net sales of our aromatics segment which was due to decreased domestic demand for cumene and decreased export opportunities for phenol, partially offset by increases in the net sales of our chlorovinyls and building products segments.

The decrease in our 2014 Reported Adjusted EBITDA, as compared to 2013, was primarily attributable to:

●	unfavorable impacts due to extended outages at our PHH vinyl chloride monomer (“VCM”) manufacturing facility;

●

lower electro-chemical unit (“ECU”) values, especially with respect to caustic soda pricing, resulting primarily from the addition of new production capacity in North America coupled with slower growth in the demand needed to absorb that capacity, partially offset by higher vinyl resin, VCM and chlorinated derivatives prices;

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SUMMARY INFORMATION

●	a significant increase in our cost of natural gas and ethylene; and

NET SALES(2)
●	a decrease in domestic and export demand for aromatics products made in North America due to significant new production capacity in Asia.

REPORTED ADJUSTED EBITDA(2)

Executive Compensation Highlights for 2014

Consistent with our compensation philosophy and objectives, the Leadership Development and Compensation Committee (the “Committee”) took the following compensation-related actions in 2014:

●	provided annual cash incentive compensation opportunities based on performance against a combination of various Adjusted EBITDA(3), operational and strategic goals;

●

granted all of our named executive officers (“NEOs”) long-term equity incentive awards that do not fully vest until three years after the grant date, thereby aligning the long-term interests of our NEOs with those of our stockholders;

●

provided that 83 percent of our chief executive officer’s (“CEO”) 2014 target direct compensation(4) and, on average, approximately 70 percent of our other NEOs’ 2014 target direct compensation was incentive-based, and thus, “at risk;” and

●

adjusted the CEO’s base salary by approximately 5 percent and each of the other NEOs’ base salaries by approximately 2.5 percent, on average, based upon a review of the market competiveness of the base salary of each of our NEOs, each NEO’s individual performance and Axiall’s financial performance.

(1)	Reported Adjusted EBITDA is not a financial measure reported under U.S. generally accepted accounting principles (“GAAP”). Reported Adjusted EBITDA is defined in the 10-K Filing as earnings before interest, taxes, depreciation, and amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and our merger with the chemicals business of PPG Industries in January 2013 (the “Merger”), costs to attain Merger-related synergies, goodwill, intangibles, and other long-lived asset impairments, certain pension and other post-retirement plan curtailment gains and settlement losses and interest expense related to the lease-financing transaction discussed in Note 8 of the Notes to the Company’s Consolidated Financial Statements in the 10-K Filing. See pages 49-50 of the 10-K Filing for a reconciliation of Reported Adjusted EBITDA to the nearest financial measure reported under GAAP.
(2)	The increased amounts of net sales and Reported Adjusted EBITDA for 2013 and 2014, on the one hand, as compared to 2012, on the other, were primarily attributable to the inclusion of eleven months of sales from the Merged Business in 2013 and twelve months of sales from the Merged Business in 2014, as compared to none for 2012.
(3)	For purposes of our 2014 executive compensation program, Adjusted EBITDA is different from Reported Adjusted EBITDA. In the Compensation Discussion and Analysis, “Adjusted EBITDA” means earnings before interest, taxes, depreciation, and amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and the Merger, costs to attain Merger-related synergies, certain pension plan amendment curtailment gains and settlement losses, goodwill, intangibles, and other long-lived asset impairments.
(4)

We define “target direct compensation” to be the aggregate of each NEO’s annual: (1) base salary; (2) non-equity/cash incentive compensation opportunity at the target level established by the Committee; and (3) long-term equity incentive awards, at the target level established by the Committee. Other components of the total annual compensation of our executive officers not included in target direct compensation are set forth on the Summary Compensation Table on page 45 of this proxy statement.

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SUMMARY INFORMATION

CEO 2014 TARGET
DIRECT COMPENSATION

Total Stockholder Return

The graph below presents a comparison of the cumulative total return(5) of an investment in each of Axiall Corporation common stock, the Standard & Poor’s (“S&P”) 400 Chemicals Index and the S&P 400 MidCap Index from December 31, 2009 until

December 31, 2014. We believe this graph, as well as other information presented in this proxy statement and information presented in our 10-K Filing, should be considered by investors when evaluating our recent results of operations and stock price performance.

Total Shareholder Returns (Indexed)
Axiall vs S&P 400 Chemicals Index and S&P 400 MidCap Index

(5)	Total returns were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock. We have benchmarked returns against the two S&P indices because we believe those indices provide the closest comparison to our lines of business and comparable size companies. Pursuant to SEC rules, the following stock performance graph is not deemed “filed” with the SEC and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

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SUMMARY INFORMATION

Our Board Is Committed to Corporate Governance Practices that Are Favorable Toward, and Promote Accountability to, Our Stockholders

Our Board has a demonstrated track record of implementing governance structures and practices that we believe are favorable towards, and promote accountability to, the Company’s stockholders. In recent years, those steps have included:

●	amending the Company’s charter and bylaws to declassify the Board;

●	maintaining the separation of the CEO and Board Chairman roles, an approach that was adopted in 2008;

●	implementing a majority voting requirement for uncontested director elections;

●	adopting a policy that requires any director who fails to obtain the required vote to offer to resign;
●	adopting a policy that prohibits directors, officers and certain other Company employees from engaging in short-selling transactions with respect to the Company’s common stock;

●	adopting a policy that prohibits directors, officers and certain other Company employees from engaging in hedging transactions with respect to the Company’s common stock; and

●

adopting a policy that generally prohibits directors, officers and certain other Company employees from pledging Company securities, except in very limited circumstances. None of our directors, officers, or employees covered by this policy pledged any Company securities in 2014.

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SUMMARY INFORMATION

Proposals to be Voted on by Stockholders

		Board Vote Recommendation	Page Reference (for more detail)
Proposal I	Election of Directors	FOR each Director Nominee	10
Proposal II	Advisory Vote on Executive Compensation	FOR	57
Proposal III	Ratification and Appointment of Independent	FOR	58
	Registered Public Accounting Firm

Proposal I Election of Directors

You will find important information about the experience and qualifications of each of the director nominees that you are being asked to elect on pages 11 through 15 of this proxy statement. Our Nominating and Corporate Governance committee and the other members of our Board believe each of these nominees possesses the experiences, qualifications, attributes and skills, as well as a commitment to the success of our Company, to qualify the nominee to serve as a director of the Company.

The Board of Directors recommends a vote “for” each of the nominees for election.

Proposal II Advisory Vote on Executive Compensation

For the fifth year, our stockholders have the opportunity to cast a non-binding, advisory vote on the compensation program for our named executive officers. We were pleased that last year more than 98 percent of the votes cast by stockholders supported our executive compensation program by voting “for” the proposal to approve, on an advisory basis, the compensation of our named executive officers. In evaluating the “say-on-pay” proposal this year, we recommend that you review the entire Compensation Discussion and Analysis in this proxy statement, which explains how and why the Committee and our Board arrived at their executive compensation actions, decisions and design for 2014.

The Board of Directors recommends that you vote “for” this proposal.

Proposal III Ratification of the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2015

Ernst & Young LLP (“EY”) has served as the Company’s independent registered public accounting firm since March 15, 2011. The Audit Committee of the Board has appointed EY as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

The Board recommends that this appointment be ratified. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain EY. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company.

The Board of Directors recommends that you vote “for” this proposal.

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PROXY STATEMENT

General Information

This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Axiall Corporation (the “Company”) on or about April 17, 2015 in connection with the solicitation of proxies by our Board for use at the annual meeting of stockholders to be held on May 19, 2015 at 1:30 p.m. local time at the Ritz Carlton Hotel, 3434 Peachtree Road NE, Atlanta, Georgia 30326, and any adjournment or postponement of the annual meeting.

Revoking Your Proxy Before it is Voted

You may revoke your proxy at any time before it is voted at the annual meeting by:

(1)	voting over the telephone or Internet if eligible to do so;

(2)	delivering to our corporate secretary a signed notice of revocation or a new proxy card with a later date-in either such case, your latest dated vote before the annual meeting will be the vote counted; or

(3)	voting in person at the annual meeting.

Voting Instructions; Ways to Vote

The enclosed proxy card provides voting instructions for eligible stockholders. Stockholders not wishing to vote by telephone or via the Internet or whose proxy card does not mention information about telephone or Internet voting should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope. Signing and returning the proxy card or submitting the proxy by telephone or via the Internet does not affect your right to revoke your proxy or to vote in person at the annual meeting.

If your shares are held in “street name” by a bank, broker or other nominee, you should check the voting form used by that firm to determine whether you may provide voting instructions to the bank, broker or other nominee by telephone or the Internet.

Voting of Shares Represented by Proxies

Unless otherwise specified, all shares represented by effective proxies will be voted:

●	FOR the election of the ten nominees as directors;

●	FOR the approval, on an advisory basis, of the compensation of the Company’s executive officers; and

●	FOR the ratification of the appointment of EY to serve as our independent registered public accounting firm for the year ending December 31, 2015.

Our Board does not know of any other business to be brought before the annual meeting, but if any other business is properly brought before the annual meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

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PROXY STATEMENT

Cost of Soliciting Proxies

We will pay the cost of soliciting proxies. In addition to use of the mails, proxies may be solicited in person or by telephone or facsimile by our directors and officers, who will not receive additional compensation for these services. We have retained D.F. King & Co. to assist in the solicitation of proxies for a fee of $8,000. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

Stockholders Who Are Entitled to Vote at the Meeting

Only holders of record of outstanding shares of common stock of the Company at the close of business on April 6, 2015 are entitled to notice of, and to vote at, the annual meeting. Each stockholder is entitled to one vote for each share of common stock held on the record date. There were 70,232,251 shares of common stock outstanding and entitled to vote as of the record date.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum to conduct business. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. Brokers have the discretion to vote shares held in “street name”—a term that refers to shares held in the name of a broker on behalf of its customer, the beneficial owner—on matters considered “routine” under New York Stock Exchange (“NYSE”)

listing rules, such as the ratification of the appointment of independent auditors, but not on other, “non-routine” matters, such as the election of directors or an advisory vote on executive compensation. Broker non-votes generally occur when shares held in street name by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares.

Votes Required for Approval of Matters to be Considered

Each director who receives a majority of votes cast (number of shares voted “for” exceeds the number of shares voted “against”) will be elected as a director. With respect to the election of directors, stockholders may (1) vote “for” all of the nominees, (2) vote “against” all of the nominees, (3) vote “against” certain of the nominees but vote “for” the other nominees, or (4) “abstain” from voting on one or more, or all, of the nominees. Shares not present, in person or by proxy, at the annual meeting and abstentions will have no effect on the outcome of the election of directors. Similarly, any broker non-votes will not be considered to be votes cast on the election of directors and therefore will have no effect on the outcome of the election of directors.

The affirmative vote of a majority of the votes cast is required for each of the approval of the advisory vote on executive compensation and ratification of the appointment of independent auditors. With respect to each of these items, stockholders may (1) vote “for,” (2) vote “against,” or (3) “abstain” from voting. Abstentions are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters. In addition, with respect to the election of directors and the advisory vote on executive compensation, broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters. As the ratification of the appointment of independent auditors is a routine matter under NYSE listing rules, there will be no broker non-votes with respect to this matter.

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PROXY STATEMENT

To attend the annual meeting, you will need to bring an admission ticket (or legal proxy) and valid picture identification. If your shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you hold shares through an account with a bank or broker, you will need to contact your bank or broker and request a legal proxy, which will serve as your admission ticket. Cell phones must be turned off prior to entering the annual meeting. Cameras and video, audio or any other electronic recording devices will not be allowed in the meeting room during the annual meeting, other than for Company purposes.

PROPOSAL I ELECTION OF DIRECTORS

All of our directors are now subject to annual election by our stockholders. Any vacancies that occur on our Board of Directors, or any newly elected directorships, may be filled by the Board, and any such newly appointed director will serve for the remainder of the unexpired portion of the term of the director who departed, if any, or otherwise until the next succeeding annual meeting of stockholders.

In evaluating director candidates and considering incumbent directors for re-nomination to the Board, the Nominating and Corporate Governance Committee may consider a variety of factors, including each nominee’s character, independence, judgment, financial literacy, educational experience, professional experience and personal and professional accomplishments, in light of the needs of the Company. For incumbent directors, factors considered by the committee also include the nominee’s past performance on the Board and contributions to any Board committees on which the nominee has served.

As a result of all of the foregoing, the following director nominees are proposed for election to the Board, to serve until the Company’s next annual meeting of stockholders, and until their respective successors are duly elected and qualified:

●	Paul D. Carrico	●	William L. Mansfield
●	T. Kevin DeNicola	●	Michael H. McGarry
●	Patrick J. Fleming	●	Mark L. Noetzel
●	Robert M. Gervis	●	Robert Ripp
●	Victoria F. Haynes	●	David N. Weinstein

The Nominating and Corporate Governance Committee, and the other members of the Board, believe this slate of director nominees has the appropriate mix of educational and professional experiences, specific areas of expertise, skills and qualifications that are appropriate to enable the Board to successfully address the needs and challenges of the Company and its various business segments. In addition, each of these director nominees has proven his or her leadership, integrity and sound judgment during the time that he or she has served on the Board.

Unless instructed otherwise, properly executed proxies will be voted for the election of all ten of the nominees named above. If any such nominee is unwilling or unable to serve (an eventuality of which we are not currently aware), proxies may be voted for a substitute nominee selected by the Board, or the Board may determine to reduce the number of nominees.

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PROPOSAL I ELECTION OF DIRECTORS

Nominees for Election and Qualifications to Serve as Director

Listed below is a description of certain specific experiences, qualifications, attributes or skills possessed by each director that in the opinion of the Nominating and Corporate Governance Committee and the Board qualify that individual to serve as a director of the Company.

Paul D. Carrico

Paul D. Carrico, age 64, has been a director and has served as our President and Chief Executive Officer since February 2008. Prior thereto, he had served as Vice President, Chemicals and Vinyls since October 2006, Vice President, Polymer Group from May 2005 until October 2006 and Business Manager, Resin Division from 1999, when he joined the Company, until May 2005. Mr. Carrico earned a Master’s degree in Engineering from the University of Louisville and a Master’s degree in Management from Massachusetts Institute of Technology. Mr. Carrico serves as a director of Graphic Packaging Holding Company.

Mr. Carrico has served in various management positions with the Company for more than fourteen years, culminating with his appointment as Chief Executive Officer in February 2008. This gives him unique knowledge of the Company’s history and the opportunities and challenges associated with the Company’s businesses and operations, as well as the ability to serve as an effective liaison between the Company’s management team and the Board. In addition, Mr. Carrico had more than twenty-four years of experience in the chemicals industry before joining the Company.

T. Kevin DeNicola

T. Kevin DeNicola, age 60, has served as a director since September 2009. Mr. DeNicola served as Chief Financial Officer of Kior, Inc., a biofuels business, from November 2009 until January 2011. Prior to that role, he was Senior Vice President and Chief Financial Officer at KBR, Inc., a leading global engineering, construction and services company supporting the energy, hydrocarbon, government services and civil infrastructure sectors from June 2008 through September 2009. Prior to this role, he served in various positions, including Senior Vice President and Chief Financial Officer at Lyondell Chemical Company (“Lyondell”) from May 2002 to December 2007. Subsequent to Mr. DeNicola’s departure from Lyondell after its acquisition by Basell AF S.C.A., but within the two-year period thereafter, Lyondell Basell filed a petition for reorganization under the Federal bankruptcy laws. Mr. DeNicola earned a Masters degree in Chemical Engineering from the University of Virginia and a Masters of Business Administration from Rice University. Mr. DeNicola is a director of Comerica, Incorporated.

Mr. DeNicola has served as Chief Financial Officer of three diverse, complex businesses: (1) a biofuels business; (2) a global engineering and construction firm; and (3) a large chemicals company. Mr. DeNicola was employed by that chemicals company for nearly 17 years, where, in addition to serving as Senior Vice President and Chief Financial Officer, he served, at various times, as Director of Investor Relations, Vice President of Corporate Development and as Assistant Treasurer. Mr. DeNicola’s significant experience as the Chief Financial Officer of various companies provides him with a solid platform from which he, as Chairman of the Audit Committee, can advise and consult with the Board and Company management on financial, accounting and audit-related matters, as well as matters related to effective internal controls. In addition, substantial experience in various management positions with a chemicals company provides Mr. DeNicola with expertise within one of the primary industries in which the Company operates.

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PROPOSAL I ELECTION OF DIRECTORS

Patrick J. Fleming

Patrick J. Fleming, age 71, has served as a director since February 2000 and served as non-executive Chairman of the Board of Directors from February 2008 until January 2010. In addition, Mr. Fleming served as chairman of the compensation committee from May 2004 until February 2008. Mr. Fleming has been a self-employed energy consultant since retiring from Texaco Inc. in January 2000. In 1998 and 1999, he served as the Managing Director and Chief Executive Officer of Calortex Inc., a joint venture between Texaco, Calor Gas and Nuon International, and resided in the United Kingdom. From 1994 to December 1997, Mr. Fleming was President of Texaco Natural Gas, Inc. Mr. Fleming earned a Masters of Business Administration from Xavier University and a Bachelor of Arts degree in Economics from Muskingum College.

Mr. Fleming has served as a director of the Company for more than fifteen years, during which he served as the non-executive Chairman of the Board for twenty-three months. This experience gives him unique knowledge of the Company’s history and the opportunities and challenges associated with the Company’s businesses and operations. Mr. Fleming also served as the chairman of the Board’s compensation committee from May 2004 until February 2008, an experience that gives him valuable insight into the executive compensation issues the Board must address on a regular basis. In addition, Mr. Fleming’s experience as Managing Director and Chief Executive Officer of a complex, international joint venture in the gas industry, as well as his experience in various senior management positions in the natural gas industry before that, give him a unique and important understanding of, and insight into, an industry that supplies the Company with one of its most critical energy requirements, including an understanding of the factors impacting the pricing, availability, distribution and logistics related to natural gas.

Robert M. Gervis

Robert M. Gervis, age 54, has served as a director since September 2009. Mr. Gervis has been a self-employed advisor and investor since April 2009, as well as a member of various public and private company boards of directors. Prior to April 2009, he served in various senior executive positions at Fidelity Investments from 1994 to March 2009; and before Fidelity, Mr. Gervis was a partner in the international law firm of Weil, Gotshal & Manges. Mr. Gervis earned a Juris Doctorate from The George Washington University in Washington, D.C. and a Bachelor’s degree in Industrial Engineering from Lehigh University. Mr. Gervis is also a CFA charterholder. Mr. Gervis is a director of Aspen Aerogels, Inc., a publicly traded manufacturer of aerogel insulation products sold to the oil and gas, cryogenic transportation, building and construction, military and aerospace industries.

During his tenure with Fidelity Investments, Mr. Gervis spent twelve years managing businesses and senior executives, including investment professionals charged with evaluating a wide range of investment opportunities, and operating and managing those investments once they were acquired or made. Mr. Gervis’ management experience at Fidelity Investments included serving as (1) Chief Executive Officer of an oil and natural gas exploration and production company; (2) Chief Operating Officer of a full-service real estate development and investment company that specialized in the acquisition, design, development and management of high-profile projects in both the United States and foreign markets; and (3) Managing Director of a private equity division that invested in a broad range of industries, including technology, biotechnology, real estate, oil and gas exploration and production and telecommunications. These positions, combined with the sophisticated transactional work Mr. Gervis managed while he was a partner at the international law firm of Weil, Gotshal & Manges, gives Mr. Gervis significant insight into, and understanding of, the methods and processes used to assess and evaluate potential investment opportunities and other complex transactions that may be presented to the Company. In addition, because Mr. Gervis has served on many boards and investment committees and currently serves on two for-profit boards of directors, he has substantial experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

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PROPOSAL I ELECTION OF DIRECTORS

Victoria F. Haynes

Victoria F. Haynes, age 67, has served as a director since January 2013. Dr. Haynes served as president and chief executive officer of RTI International, which performs scientific research and development in advanced technologies, public policy, environmental protection, and health and medicine, from 1999 until retiring in 2012. Prior to joining RTI, Dr. Haynes was Vice President of the Advanced Technology Group and Chief Technical Officer of BF Goodrich Corporation, a specialty chemicals and aerospace company, from 1992 to 1999. She also is a director of PPG Industries, Inc. and Nucor Corporation, and is a member of the Supervisory Board of Royal DSM, a global life sciences and material sciences company. Dr. Haynes also served as a director of Archer Daniels Midland Company from 2007 until 2011. She holds a Ph.D. in physical organic chemistry from Boston University.

Dr. Haynes is a proven leader in matters related to advanced technology, research and development, and environmental protection, an area of great importance to the Company. Her service as President and Chief Executive Officer of RTI International and as Vice President of the Advanced Technology Group and Chief Technical Officer of BF Goodrich Corporation provides her with decades of valuable experience and insight into research and development and technological issues faced by large, complex, global companies, such as Axiall Corporation, including the development and assessment of strategies related to such matters. In addition, Dr. Haynes has significant experience serving as a director of publicly traded companies, and thus, has substantial insight regarding public company oversight, and a significant understanding of the corporate governance issues related thereto.

Michael H. McGarry

Michael H. McGarry, age 57, has served as a director since January 2013. He is President and Chief Operating Officer of PPG Industries, Inc., and led PPG’s chlor-alkali and derivatives business from July 2008 until the Company merged with that business in January 2013. From August 2014, when Mr. McGarry was appointed as PPG’s Chief Operating Officer (and continuing after March 1, 2015, when he was appointed President and Chief Operating Officer of PPG), Mr. McGarry has had leadership responsibility for all business units and operating regions of PPG, including its Performance Coatings, Industrial Coatings, and Glass operating segments, as well as corporate oversight of PPG’s purchasing, information technology, environmental, health and safety, corporate quality and supply chain functions. Prior to that, Mr. McGarry served as an Executive Vice President of PPG since September 2012. Beginning in February 2013, Mr. McGarry had responsibility for the management of PPG’s architectural coatings – Americas and Asia Pacific, architectural coatings – Europe, Middle East and Africa and flat glass businesses. In addition, he had leadership responsibility for PPG’s global information technology, environment, health and safety, and corporate quality functions. Effective as of April 1, 2014, Mr. McGarry also had management responsibility for PPG’s Protective and Marine Coatings business unit. From September 2012 until February 2013, Mr. McGarry was responsible for the global aerospace and automotive refinish businesses. He held the position of Senior Vice President, Commodity Chemicals, of PPG from 2008 until August 2012, and of Vice President, Coatings, Europe and Managing Director, PPG Europe from July 2006 until June 2008. Before serving in those roles, Mr. McGarry served as Vice President, Chlor-Alkali and Derivatives of PPG from March 2004 through June 2006. He is a graduate of the University of Texas at Austin with a Bachelor’s degree in mechanical engineering.

Mr. McGarry has many years of experience leading and managing the chlor-alkali and derivatives business of PPG Industries, Inc., with which the Company merged in January 2013. His in-depth knowledge of all aspects of that business is a valuable asset to the Board and to Company management. In addition, with more than eleven years of experience serving in senior management roles for PPG, a large, international, publicly traded company, Mr. McGarry has a significant understanding of complex manufacturing, distribution, logistics, sales, marketing, information technology and environmental and product stewardship issues that are especially relevant to the Company.

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PROPOSAL I ELECTION OF DIRECTORS

William L. Mansfield

William L. Mansfield, age 67, has served as a director since September 2012. Mr. Mansfield served as the Chairman of Valspar Corporation, a leading manufacturer of paint and coatings, from August 2007 until June 2012. He served as Chief Executive Officer of Valspar from February 2005 until June 2011, and as President of Valspar from February 2005 to February 2008. Mr. Mansfield earned a Bachelor of Science degree in commerce and engineering from Drexel University in 1971 and a Master’s in Business Administration from Lehigh University. Mr. Mansfield also serves as a director of Bemis Company, Inc., a leading flexible packaging company, and Triumph Group, Inc., a company engaged in the design, engineering, manufacture, repair, overhaul, and distribution of aerostructures, aircraft components, accessories, subassemblies, and systems.

Mr. Mansfield’s role as the Chairman and Chief Executive Officer of a large, international paint and coatings company for many years, and the senior management positions he held before that, provide him with a broad range of valuable experience in strategic planning, operations, sales, logistics, financial management and investor relations, making him an asset to the Company’s Board. In addition, Mr. Mansfield has valuable experience serving as a director of large, publicly traded companies, including having served as the chairman of such a company, and thus, has a significant understanding of the accounting, audit, finance and corporate governance issues and trends that impact public companies, such as Axiall Corporation.

Mark L. Noetzel

Mark L. Noetzel, age 57, has served as a director since September 2009 and as the non-executive Chairman of the Board since January 2010. He was President and CEO of Cilion, Inc., a venture capital backed renewable fuel company, from August 2007 to May 2009. Prior to this role, he had served in several senior positions at BP plc, including Group Vice President, Global Retail, from 2003 until 2007, Group Vice President, B2B Fuels and New Markets, during 2001 and 2002 and Group Vice President, Chemicals, from 1998 until 2001. Prior to those senior management roles with BP plc, Mr. Noetzel served in other management and non-management roles with Amoco from 1981 until BP plc acquired Amoco in 1998. Mr. Noetzel earned a Bachelor’s degree from Yale University and a Master’s of Business Administration from the Wharton School at the University of Pennsylvania. Mr. Noetzel is chairman of the board of directors of Aspen Aerogels, Inc., a publicly traded manufacturer of aerogel insulation products sold to the oil and gas, cryogenic transportation, building and construction, military and aerospace industries. In addition, he serves on the board of Siluria Technologies, Inc., which has developed a proprietary process technology which directly converts natural gas to ethylene.

Mr. Noetzel has nearly two decades of experience serving in senior executive management roles with large, international businesses within the energy and fuel industries, including managing distribution, logistics, operations and retailing functions covering twenty different countries for a business with $65 billion of annual sales. Mr. Noetzel also has served as a senior manager with a large international chemical company.

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Robert Ripp

Robert Ripp, age 73, has served as a director since January 2013. Since 1999, Ripp has served as Chairman of Lightpath Technologies, a manufacturer of optical lens and module assemblies for the telecom sector. He served as Interim President and Chief Executive Officer of Lightpath from October 2001 to July 2002. Earlier, Mr. Ripp served in several senior management roles with AMP Incorporated, a publicly traded, international electrical products company, including Executive Vice President of Global Sales and Marketing, Chief Financial Officer and Chairman and Chief Executive Officer. Prior to that Mr. Ripp served in several senior financial management positions with International Business Machines, including as Vice President and Treasurer. Mr. Ripp holds a Bachelor’s degree from Iona College and a Master’s of Business Administration from New York University. He also served as a director of ACE Limited and PPG Industries, Inc., both publicly traded companies, for more than twenty years and ten years, respectively.

Mr. Ripp’s extensive accounting and financial experience, gained from serving as a chief executive officer, chief financial officer and corporate treasurer of large, international, publicly traded companies, as well as from serving on the audit committees of several such companies, is a valuable asset to the Board. In addition, Mr. Ripp’s service in the roles of chairman, director and senior officer positions of various publicly traded companies gives him an important understanding of the executive compensation and corporate governance issues and trends currently impacting the Company, and that may impact the Company in the future, as well as an understanding of how public company boards can and should function effectively.

David N. Weinstein

David N. Weinstein, age 55, has served as a director since September 2009. He has been a business consultant specializing in reorganization activities since September 2008. Before that, Mr. Weinstein served as Managing Director and Group Head, Debt Capital Markets-High Yield and Leverage Finance at Calyon Securities, a global provider of commercial and investment banking products and services for corporations and institutional clients, from March 2007 to August 2008. Before assuming that role, Mr. Weinstein was a consultant specializing in business reorganization and capital markets activities from September 2004 to February 2007. Prior to that, Mr. Weinstein was a Managing Director and Head of High Yield Capital Markets at BNP Paribas, BankBoston Securities and Chase Securities, Inc., and head of the capital markets group in the High Yield Department at Lehman Brothers. Mr. Weinstein earned a Bachelor’s degree from Brandeis University and a Juris Doctorate from Columbia University School of Law. Mr. Weinstein served as the Chairman of the board of directors of Pioneer Companies, Inc. from January 2002 to December 2005, the Chairman of the board of directors of York Research Corp. from November 2002 to June 2004, and as a director of Interstate Bakeries Corporation from August 2006 to January 2007. Mr. Weinstein is Chairman of the board of directors of Horizon Lines, Inc. and a director of DeepOcean Group Holding AS.

Mr. Weinstein has nearly two decades of experience in the area of capital markets and other finance-related fields, where he has served, among others, in the positions of managing director and head of high yield capital markets for several large, global investment banking firms. Mr. Weinstein’s background providing long-term financial solutions to the issues faced by non-investment grade or highly leveraged issuers offers an understanding of capital-related matters and financial acumen that are important attributes to the Company’s success, and to Mr. Weinstein’s leadership of the Finance Committee. Additionally, having served on many boards of directors, Mr. Weinstein also brings substantial experience addressing public-company board issues. Mr. Weinstein has experience and insight into chemical industry operations, management, and capital structure having served as chairman of a publicly-traded chemical company that was one of the largest chlor-alkali producers in the United States.

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PROPOSAL I ELECTION OF DIRECTORS

Vote Required

Each nominee who receives a majority of votes cast (number of shares voted “for” exceeds the number of shares voted “against”) will be elected as a director.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION.

Independence of Directors; Corporate Governance Guidelines; Code of Business Ethics

The Company’s Corporate Governance Guidelines require that a majority of our directors meet the independence standards of the NYSE listing rules and applicable SEC rules. In addition, in determining director independence, the Board considered any pre-existing relationships between each director and PPG Industries, Inc. Under these criteria, the Board has determined that each of Messrs. DeNicola, Fleming, Gervis, Mansfield, Noetzel, Ripp and Weinstein and Dr. Haynes meet these standards for independence and are independent of management.

Our Corporate Governance Guidelines, as well as our Code of Business Ethics, are publicly available on our website at www.axiall.com under “Investors-Governance” or available in print to any stockholder by contacting Investor Relations, Axiall Corporation by mail at 1000 Abernathy Road NE, Suite 1200, Atlanta, Georgia 30328 or by phone at (770) 395-4500.

Our Board Is Committed to Corporate Governance Practices that Are Favorable Toward, and Promote Accountability to, Our Stockholders

Our Board has a demonstrated track record of implementing governance structures and practices that we believe are favorable towards, and promote accountability to, the Company’s stockholders. In recent years, those steps have included:

●	amending the Company’s charter and bylaws to declassify the Board;

●	maintaining the separation of the CEO and Board Chairman roles, an approach that was adopted in 2008;

●	implementing a majority voting requirement for uncontested director elections;

●	adopting a policy that requires any director who fails to obtain the required vote to offer to resign;
●	adopting a policy that prohibits directors, officers and certain other Company employees from engaging in short-selling transactions with respect to the Company’s common stock;

●	adopting a policy that prohibits directors, officers and certain other Company employees from engaging in hedging transactions with respect to the Company’s common stock; and

●

adopting a policy that generally prohibits directors, officers and certain other Company employees from pledging Company securities, except in very limited circumstances. None of our directors, officers or employees covered by this policy pledged any Company securities in 2014.

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Executive Sessions

The Company’s Corporate Governance Guidelines require that non-employee directors meet at regularly scheduled executive sessions without management. Mr. Noetzel, the non-executive Chairman of the Board, presides at those sessions. Stockholders may communicate with these directors in the manner described under “Communications with Directors” below.

Compensation of Directors

The compensation of directors is determined by the Board following a recommendation by the Nominating and Corporate Governance Committee, which reviews such compensation on a periodic basis. In May 2013, that committee recommended, and the Board approved, adjustments to the amount and nature of director compensation in order to reflect the larger size of the Company and the increased complexity of the Board’s duties following the Company’s merger with the Merged Business, and to more closely align director compensation with its peer companies following the merger. There has been no change to director compensation since that time. Effective as of May 21, 2013, our non-employee directors are entitled to the following:

●	an annual fee of $80,000, which each non-employee director may elect to be paid in Company common stock or cash;

●	an annual equity grant of restricted stock units (“RSUs”) valued at approximately $100,000;

●	an additional fee of $1,000 per Board or committee meeting for every official meeting over a threshold of 25 official meetings per year that each such director attends;

●

an additional annual retainer with respect to each Board committee on which each non-employee director serves (unless the director serves as the chair of the committee) in the amounts of $10,000 for serving as a member of the Audit Committee, $7,500 for serving as a member of the Leadership Development and Compensation Committee, $5,000 for serving as a member of the Finance Committee and $5,000 for serving as a member of the Nominating and Corporate Governance Committee;

●

the Board’s non-executive Chairman is paid an additional annual fee of $80,000, the chairman of the Audit Committee is paid an additional annual fee of $25,000, the chairman of the Leadership Development and Compensation Committee is paid an additional annual fee of $15,000 and the chairman of each other committee of the Board is paid an additional annual fee of $10,000; and

●

non-employee directors are also eligible to participate in our 2011 Equity and Performance Incentive Plan (the “2011 Plan”), which was amended in January 2013 to limit the aggregate amount of stock or stock-based awards which a non-employee director could be granted under the 2011 Plan during any calendar year to a value as of their respective dates of grant of $300,000.

In May 2014, each non-employee director received a grant of 2,274 time-based RSUs under the 2011 Plan. These time-based RSU awards vest on the earlier of the first anniversary of the date of grant or the day immediately preceding the next annual meeting of stockholders. Directors are also eligible to defer compensation into the Company’s Deferred Compensation Plan described under the caption “Compensation Discussion and Analysis—Summary of Our 2014 Executive Compensation Program—Non-Qualified Deferred Compensation Plan.”

The following table details compensation earned by each non-employee director who served as a member of our Board in 2014. For information on the compensation paid to Mr. Carrico, see the Summary Compensation Table on page 45 of this proxy statement.

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PROPOSAL I ELECTION OF DIRECTORS

Director Compensation for the Year Ended December 31, 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mark L. Noetzel(2)	165,000	100,625	265,625
T. Kevin DeNicola(3)	112,500	100,625	213,125
William L. Mansfield(4)	105,000	100,625	205,625
David N. Weinstein(5)	97,500	100,625	198,125
Patrick J. Fleming(6)	95,000	100,625	195,625
Robert M. Gervis(7)	95,000	100,625	195,625
Dr. Victoria Haynes(8)	85,000	100,625	185,625
Michael H. McGarry(9)	85,000	100,625	185,625
Robert Ripp(10)	85,000	100,625	185,625
(1)	Reflects the aggregate grant date fair value of RSU grants made to directors in 2014 calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC Topic 718. See Note 12 of the Notes to the Consolidated Financial Statements in the Company’s 10-K Filing. Mr. Fleming was the only non-management director with outstanding stock options at December 31, 2014, with 702 outstanding stock option awards on that date. The following directors held the number of unvested RSUs set forth opposite their names at December 31, 2014: Mr. Noetzel (2,274); Mr. DeNicola (2,274); Mr. Fleming (2,274); Mr. Gervis (2,274); Dr. Haynes (2,274); Mr. Mansfield; (2,274); Mr. McGarry (2,274); Mr. Ripp (2,274); and Mr. Weinstein (2,274).
(2)	The amount of earned fees reported for Mr. Noetzel is the sum of: (a) the $80,000 annual fee paid to all non-employee directors; (b) the $80,000 annual fee earned by Mr. Noetzel in his role as chairman of the Board; and (c) the $5,000 annual fee earned by Mr. Noetzel in his role as a member of the Finance Committee.
(3)	The amount of earned fees reported for Mr. DeNicola is the sum of: (a) the $80,000 annual fee paid to all non-employee directors; (b) the $25,000 annual fee earned by Mr. DeNicola in his role as chairman of the Audit Committee; and (c) the $7,500 annual fee earned by Mr. DeNicola in his role as a member of the Leadership Development and Compensation Committee.
(4)	The amount of earned fees reported for Mr. Mansfield is the sum of: (a) the $80,000 annual fee paid to all non-employee directors; (b) the $10,000 annual fee earned by Mr. Mansfield in his role as a member of the Audit Committee; and (c) the $15,000 annual fee earned by Mr. Mansfield in his role as the chairman of the Leadership Development and Compensation Committee.
(5)	The amount of earned fees reported for Mr. Weinstein is the sum of: (a) the $80,000 annual fee paid to all non-employee directors; (b) the $10,000 annual fee earned by Mr. Weinstein in his role as the chairman of the Finance Committee; and (c) the $7,500 annual fee earned by Mr. Weinstein in his role as a member of the Leadership Development and Compensation Committee.
(6)	The amount of earned fees reported for Mr. Fleming is the sum of: (a) the $80,000 annual fee paid to all non-employee directors; (b) the $10,000 annual fee earned by Mr. Fleming in his role as a member of the Audit Committee; and (c) the $5,000 annual fee earned by Mr. Fleming in his role as a member of the Nominating and Corporate Governance Committee.
(7)	The amount of earned fees reported for Mr. Gervis is the sum of: (a) the $80,000 annual fee paid to all non-employee directors; (b), the $10,000 annual fee earned by Mr. Gervis in his role as chairman of the Nominating and Corporate Governance Committee; and (c) the $5,000 annual fee earned by Mr. Gervis in his role as a member of the Finance Committee.
(8)	The amount of earned fees reported for Dr. Haynes is the sum of: (a) the $80,000 annual fee paid to all non-employee directors; and (b) the $5,000 annual fee earned by Dr. Haynes in her role as a member of the Nominating and Corporate Governance Committee.
(9)	The amount of earned fees reported for Mr. McGarry is the sum of: (a) the $80,000 annual fee paid to all non-employee directors; and (b) the $5,000 annual fee earned by Mr. McGarry in his role as a member of the Finance Committee.
(10)	The amount of earned fees reported for Mr. Ripp is the sum of: (a) the $80,000 annual fee paid to all non-employee directors; and (b) the $5,000 annual fee earned by Mr. Ripp in his role as a member of the Nominating and Corporate Governance Committee.

The Audit Committee

The Audit Committee of the Board consists of T. Kevin DeNicola (Chairman), Patrick J. Fleming and William L. Mansfield. Each member of the Audit Committee has the ability to read and understand financial statements, and the Board has determined that each member of the Audit Committee is “independent” as defined by NYSE listing rules and Rule 10A-3 under the Securities Exchange Act of 1934. The Board has also determined that T. Kevin DeNicola is an “audit committee financial expert” as that term is defined by SEC rules. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board, nor shall it affect the duties and obligations of other Audit Committee members or the Board. The primary functions of the Audit Committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm’s quarterly reviews of our interim financial statements, and to review the planning and results of the annual audit with our independent registered public accounting firm. The Audit Committee also has responsibilities related to the oversight of the Company’s overall risk management process. This committee held eight meetings in 2014.

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The Finance Committee

The Finance Committee of the Board consists of David N. Weinstein (Chairman), Robert M. Gervis, Mark L. Noetzel and Michael H. McGarry. This committee’s primary functions include overseeing the financial plan, policies and practices of the Company. More specifically, the duties of the committee include: (1) evaluating and monitoring the Company’s capital structure and any proposed adjustments to that structure, including working capital and cash-flow management and short-term investment policies; (2) reviewing any proposed capital or debt issuances or repurchases; (3) reviewing commercial and investment banking relationships and activities; (4) reviewing potential acquisitions, divestitures or investments in new businesses or joint ventures; (5) reviewing the funding for, and reports regarding the asset investment strategy of, the Company’s employee benefit plans; and (6) reviewing the Company’s investor profiles and related investor relations programs. This committee held four meetings in 2014.

The Leadership Development and Compensation Committee

The Leadership Development and Compensation Committee of the Board consists of William L. Mansfield (Chairman), T. Kevin DeNicola and David N. Weinstein. The primary functions of this committee include overseeing our executive compensation and equity and performance incentive compensation plans and policies. This committee has the authority to retain, compensate and oversee compensation consultants. For additional information regarding the processes and procedures for consideration and determination of executive compensation, see the Compensation Discussion and Analysis starting on page 26 of this proxy statement. This committee held four meetings in 2014.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Robert M. Gervis (Chairman), Patrick J. Fleming, Victoria F. Haynes and Robert Ripp. This committee’s primary functions are: (1) identifying individuals qualified to become members of the Board; (2) recommending director nominees for each annual meeting of stockholders, and nominees to fill any Board vacancies; (3) evaluating and making recommendations to the Board regarding director compensation and continuing education; (4) monitoring and evaluating legal and regulatory trends and other developments relating to corporate governance matters, including trends in stockholder activities; and (5) making recommendations to the Board regarding corporate governance policies and practices. This committee held three meetings in 2014.

This committee may select candidates based on their character, judgment, business experience and specific areas of expertise, among other then-relevant considerations, such as the requirements of applicable law and listing standards. Given the evolving needs and challenges of the Company’s business, the selection process at any time may emphasize different qualities based on, among other things, the Board’s diversity and composition at the relevant time, giving due consideration to a number of factors which may include differences with respect to personal, professional or educational experience, the nature and geographic scope of business experience and its relevance to the Company’s strategy, and the ability to commit the time required to understand the Company’s business. The committee recommends new Board members in consultation with the other non-management Board members, executive management and external consultants. This committee has the authority to retain, and from time to time in the past has retained, an executive search firm to assist in the identification of potential director candidates.

This committee will consider nominees recommended by stockholders on the same terms as those recommended by any search firm or selected by the committee. Any recommendation should be addressed in writing to the Nominating and Corporate Governance Committee, c/o the Corporate Secretary, Axiall Corporation, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328.

Stockholders may recommend candidates at any time, but to be considered by the committee for inclusion in the Company’s proxy statement for the next annual meeting of stockholders, such stockholder must be a stockholder of record at the time of the next

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PROPOSAL I ELECTION OF DIRECTORS

annual meeting, and the stockholder (or a qualified representative) must appear at that annual meeting. Any such nominations must be submitted in writing at least 60 days but no more than 90 days in advance of the first anniversary of the date the Company’s proxy statement was first mailed to stockholders for the preceding year’s annual meeting of stockholders. A stockholder’s notice must contain the following:

●	with respect to the nominating stockholder:

◆	the name and address of the stockholder recommending the director candidate for consideration and the beneficial owners, if any, on whose behalf the proposal is made;

◆	the class, series and number of securities of the Company directly or indirectly beneficially owned by the stockholder recommending the director candidate for consideration;

◆	a description of any derivative positions held by the stockholder in any class of securities of the Company;

◆

any proxies or other arrangements pursuant to which the stockholder has a right to vote any shares of the Company or which has the effect of increasing or decreasing the voting power of the stockholder;

◆	any rights of the stockholder to dividends on the shares of the Company that are separated or separable from the underlying shares of the Company;

◆	performance-related fees (other than an asset-based fee) to which the stockholder may be entitled as a result of any increase or decrease in the value of shares of the Company or derivative positions;

◆	such other information regarding the stockholder as would be required to be included in a proxy statement filed pursuant to SEC proxy rules; and

◆

a representation (1) that the stockholder is a holder of record of Company stock and intends to appear in person or by proxy at the annual meeting and (2) whether the stockholder or beneficial owners intends to deliver a proxy statement and proxy card to holders of the requisite number of the Company’s shares to approve the nomination.

●	with respect to the proposed nominee:

◆	all information, as applicable, with respect to such proposed nominee that would be required to be set forth in the stockholder’s notice described above;

◆	all information relating to such proposed nominee as would be required to be included in a proxy statement filed pursuant to SEC proxy rules;

◆

all related party and beneficial ownership information that would be required to be disclosed under SEC rules if the stockholder giving the notice were the “registrant” and the proposed nominee were a director or executive officer of such registrant;

◆

a completed director questionnaire (in the form provided by the Secretary of the Company upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made;

◆	a description of all agreements or understandings that the stockholder, beneficial owner, nominee or any other person has in connection with the nomination;

◆

a written representation and agreement (in the form provided by the Secretary of the Company upon written request) that the proposed nominee (1) is not and will not be a party to any voting agreement, arrangement, understanding with, or commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Company or that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director, with the proposed nominee’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (3) if elected as a director, the proposed nominee would be in compliance and will comply, with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, director resignation and stock ownership and trading policies and guidelines of the Company;

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◆	any other information related to the proposed nominee as may be reasonably required by the Company to determine the qualifications and eligibility of such proposed nominee to serve as a director; and
◆	the signed consent of the proposed nominee to serve as a director of the Company, if elected.

Committee Charters

Each of the foregoing committees has a written charter, which is publicly available on our website at www.axiall.com under “Investors-Governance” and available in print to any stockholder by contacting

Investor Relations, Axiall Corporation by mail at 1000 Abernathy Road NE, Suite 1200, Atlanta, Georgia 30328 or by phone at (770) 395-4500.

Board Leadership Structure

The Board believes that its leadership structure, including any potential combination or separation of the CEO and Chairman roles, should be determined based upon the specific needs of the Company, and what is determined to be in the best interests of the Company’s stockholders from time to time. As a result, no written policy exists requiring either the combination or separation of the Chairman and CEO leadership roles, and the Company’s governing documents do not mandate a particular structure. This provides the Board with the flexibility to establish what it believes, in the exercise of its judgment, is the most appropriate leadership structure for the Company at any given time.

The Chairman of the Board provides leadership to the Board and works with the Board to provide guidance with respect to how the Board defines its structure and prioritizes and carries out its duties and responsibilities. In addition to presiding at Board meetings and executive sessions of the Board, the Chairman’s duties include working with management and the chairmen of the Board’s various committees to: (1) schedule and call Board meetings; (2) establish the agenda for each Board meeting; (3) review and determine the appropriate materials to be provided to directors; (4) monitor and address recent developments in corporate governance and the Company’s assessment of, and responses to, corporate governance issues; (5) encourage and facilitate active and constructive participation from all directors; and (6) facilitate communications between the Board and management. In addition, the Chairman serves as a conduit for communications from the Board to the Company’s management team, and plays a significant role in overseeing the effectiveness of the Company’s approach to risk management. Mr. Noetzel has served as the Chairman since January 2010.

The Board believes a leadership structure that separates the CEO and Chairman positions continues to be appropriate for the Company at this time for a variety of reasons. The Board will continue to evaluate this arrangement in the future, as part of its regular reviews of corporate governance matters. In the event the Board decides to consolidate the CEO and Chairman positions, thereby making the CEO the Chairman, the Board anticipates it would also appoint a lead director.

All of the Company’s directors play an active role in overseeing the Company, both at the Board and Board-committee levels. As set out in the Company’s Corporate Governance Guidelines, our directors’ core responsibility is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its stockholders. Our Board includes only one director who serves as a member of the Company’s executive management team (Mr. Carrico, our CEO) and otherwise consists of nine non-employee directors. Our non-employee directors are skilled and experienced leaders in business, each bringing decades of valuable experience to the Board in subject areas that include accounting and finance, legal, capital markets, manufacturing, operations and logistics, and sales and marketing. In these roles, our directors have been called upon to review, evaluate and solve a wide range of complex issues, and to develop and implement many challenging and important business initiatives, plans, policies and strategies, which makes them well-qualified to oversee our Company, and to provide advice and counsel to our CEO and other senior officers of the Company.

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PROPOSAL I ELECTION OF DIRECTORS

Risk Oversight

The Board’s responsibilities include overseeing the management of the Company’s risks and approach to risk management. The Board evaluates and considers risks within the context of the business and other operational decisions that the Board and management team face, and as part of the Company’s business plans and strategies. The Board understands that it is neither realistic nor prudent to eliminate all risk. In fact, the Board believes purposeful and appropriate risk-taking is necessary for the Company to be competitive and to achieve its business objectives. As such, part of the Board’s risk-related duties include considering, understanding and overseeing what level of risk is appropriate for the Company, given the nature of the particular risk being considered.

While the Board maintains ultimate responsibility for oversight of the Company’s risk management, the Board implements its risk oversight function both as a whole and through its various committees, which meet regularly with, and report to, the full Board. The Audit Committee has been assigned responsibility for oversight of the overall risk management process. In addition, each of the Board’s committees has been assigned responsibility for risk management oversight of specific areas. More specifically:

●

The Audit Committee oversees risks related to the Company’s audit process, financial statements, financial reporting process (including internal control over financial reporting), disclosure controls and procedures, accounting matters and various ethical and legal matters. The Audit Committee oversees the Company’s internal audit function and ethics program;

●

The Leadership Development and Compensation Committee evaluates and oversees the risks and rewards associated with the Company’s compensation philosophies, plans and policies, reviewing and approving compensation plans and policies with the objective of mitigating compensation-related risk, without unduly diminishing the incentive-based nature of the compensation;

●

The Finance Committee oversees risks related to the Company’s financial position and financing activities, including as they relate to the Company’s capital structure and any proposed adjustments to that capital structure, capital and debt issuance and related credit or debt agreements, commercial and investment banking relationships, acquisitions, divestitures and investments in new businesses or joint ventures, the issuance or repurchase of equity or debt securities, as well as the funding for and asset investment strategy of the Company’s employee benefits plans; and

●

The Nominating and Corporate Governance Committee oversees risks related to the Board member nomination process, and risks related to the proposed adoption of various corporate governance policies and principles. In addition, this committee is charged with developing and recommending to the Board changes in corporate governance policies and principles, Board committee structures, as well as leadership and membership to enable the Board and its committees to effectively carry out their respective risk oversight responsibilities.

As a part of the risk oversight process, each committee meets privately in separate sessions with appropriate members of management, and its advisors, as it deems appropriate.

As part of its risk management process, the Company maintains a toll-free hotline that employees and other stakeholders may use to anonymously report alleged violations of the Company’s Code of Business Ethics, health and safety-related policies and rules, employment laws and regulations, and any alleged violations of other laws, regulations, rules or policies. In addition, employees may use the toll-free hotline to anonymously report allegations of questionable activities relating to accounting, internal controls or audit matters. The third-party service provider that maintains the hotline notifies the Company of any calls received. All such calls are addressed promptly by the Company’s Ethics and Compliance Committee.

If any calls to the hotline allege questionable activities or violations that are not related to accounting, internal control or audit matters, the Company’s Ethics and Compliance Committee will respond to the allegations in an appropriate manner. If any call to the hotline alleges questionable activities related to accounting, internal control or an audit matter, the Vice President, Internal Audit; Chief Financial Officer; and Executive Vice President, General Counsel and Secretary will be notified and, depending on the nature and seriousness of each such allegation or complaint, those officers may also notify the Company’s Chief Executive Officer and the chairman of the Audit Committee. Thereafter, the matter may be brought to the attention of the other members of the Audit Committee and, depending on the nature of the allegations, to the Chairman of the

22     AXIALL CORPORATION - 2015 Proxy Statement

PROPOSAL I ELECTION OF DIRECTORS

Board. The Audit Committee has the power to authorize internal and external investigations of such allegations, and to ensure that appropriate resources are provided for conducting any such investigation. The Company believes its toll-free hotline, and the processes activated by calls to the hotline, are important in helping the Company mitigate its exposure to harmful risks.

Because overseeing risk is an ongoing process and inherent in the Board’s and Company management’s decision-making processes, the Board discusses the Company’s various risks throughout the year at its regularly scheduled or, if deemed appropriate, special meetings, in relation to specific proposed actions and/or newly obtained information about previously discussed risks. Additionally, at one or more meetings of the full Board each year, the Board devotes a portion of its meeting time to evaluating and discussing risks, the steps Company management is taking to mitigate such risks, and other potential risk mitigation strategies or programs that may be considered appropriate or desirable. At any such meetings, or at other times as determined appropriate, the Board has access to management personnel with knowledge and insight into specific issues for consideration.

Communications with Directors

Any stockholder or interested party is welcome to communicate with the Chairman of the Board, any other director, the non-employee directors as a group or the Board by writing to the directors or the Board, c/o the Corporate Secretary, Axiall Corporation, 1000 Abernathy Road NE, Suite 1200, Atlanta, Georgia 30328. The Corporate Secretary will review the communications and will, within a reasonable period of time after receiving the communications, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of the Company.

Board Meetings, Attendance and Relationships

The Board of Directors held five meetings in 2014. All incumbent directors attended no fewer than 75 percent of the aggregate number of meetings of the Board and the committees on which they served during 2014. The Company encourages its directors to attend its annual stockholders’ meeting. In 2014, all but one of our directors attended the annual meeting, and that director participated in the meeting by conference telephone. None of our directors or executive officers is related to any of our other directors or executive officers.

Review of Related Party Transactions

While we did not have any related party transactions with our executive officers, directors, 5 percent or greater stockholders or their immediate family members in 2014, and we do not have a written policy regarding such matters, in the event such a transaction is proposed in the future, we would refer the matter to our Audit Committee for approval or disapproval.

AXIALL CORPORATION - 2015 Proxy Statement     23

SECURITY OWNERSHIP OF PRINCIPAL
STOCKHOLDERS AND MANAGEMENT

The following table lists information as of April 6, 2015 about the number of shares of our common stock beneficially owned by each incumbent director, each executive officer listed on the summary compensation table included in this proxy statement, all of our directors and current executive officers as a group, and each person or group known by us to own more than 5 percent of our common stock.

For additional information on the equity ownership of our directors and executive officers, see “Executive Compensation — Outstanding Equity Awards at 2014 Fiscal Year-End,” respectively.

Name and Address of Beneficial Owner(1)	Amount of Common Stock Beneficially Owned and Nature of Beneficial Ownership(2)		% of Class(3)
Paul D. Carrico	572,551	(4)	*
Gregory C. Thompson	189,762	(5)	*
Mark J. Orcutt	125,237	(6)	*
Joseph C. Breunig	94,555	(7)	*
George Biltz	0	(8)	*
Patrick J. Fleming	18,154	(9)	*
T. Kevin DeNicola	17,069	(10)	*
Robert M. Gervis	17,069	(10)	*
Mark L. Noetzel	17,069	(10)	*
David N. Weinstein	17,069	(10)	*
William L. Mansfield	12,789	(10)	*
Michael H. McGarry	7,537	(10)	*
Robert Ripp	5,316	(10)	*
Victoria F. Haynes	5,257	(10)	*
All directors and executive officers as group (14 persons)	1,081,172	(11)	1.56%
Soroban Master Fund, LP	7,000,000	(12)	9.97%
Gardenia Court, Suite 3307
45 Market Street
Camana Bay, Grand Cayman KY1-1103
Cayman Islands
Shapiro Capital Management LLC	5,260,078	(13)	7.49%
3060 Peachtree Road, Suite 1555 N.W.
Atlanta, GA 30305
Blackrock Inc.	4,594,125	(14)	6.5%
40 East 52nd Street
New York, NY 10022
JP Morgan Chase & Co.	4,461,052	(15)	6.3%
270 Park Avenue
New York, NY 10017
FMR LLC	4,307,741	(16)	6.1%
245 Summer Street
Boston, MA 02210
The Vanguard Group	4,199,035	(17)	5.98%
100 Vanguard Blvd.
Malvern, PA 19355
Franklin Resources, Inc.	3,938,804	(18)	5.6%
One Franklin Parkway
San Mateo, CA 94403-1906

24     AXIALL CORPORATION - 2015 Proxy Statement

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

*	Represents less than 1 percent.
(1)	The address of each of our directors and executive officers is c/o Corporate Secretary, Axiall Corporation, 1000 Abernathy Road, NE, Suite 1200, Atlanta, Georgia 30328.
(2)	Beneficial ownership as reported in the table has been determined in accordance with the rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of common stock referred to in the table.
(3)	Based on 70,232,251 shares of our common stock outstanding as of April 6, 2015.
(4)	Includes 24,088 shares that may be acquired upon exercise of vested options by Mr. Carrico, 45 shares held in his 401(k) account, 66,000 shares held by Mr. Carrico’s spouse and 80,000 shares held by The Carrico Family Trust, with Mr. Carrico’s spouse serving as the trustee. Also includes: (i) 116,138 shares of our common stock, representing 150 percent of the “target” number of shares that may be issued to Mr. Carrico in May 2015 when all of the stock price performance-based RSUs granted in May 2012 vest; (ii) 7,754 shares expected to vest in May 2015 from Adjusted EBITDA performance-based RSUs granted in May 2013 (iii) 46,524 shares of our common stock, representing 200 percent of the “target” number of shares that may be issued to Mr. Carrico in May 2015, when one-half of the synergies performance-based RSUs granted in May 2013 vest; and (iv) 14,022 shares expected to vest in May 2015 from Adjusted EBITDA performance-based RSUs granted in May 2014. The actual number of shares of common stock that may be issued to Mr. Carrico upon vesting of performance-based RSUs is discussed under “Compensation Discussion and Analysis — Summary of Our 2014 Executive Compensation Program — Long-Term Equity-Based Awards.”
(5)	Includes 9,125 shares that may be acquired upon exercise of vested options by Mr. Thompson and 636 shares in his 401(k) account. Also includes: (i) 34,638 shares of our common stock, representing 150 percent of the “target” number of shares that may be issued to Mr. Thompson in May 2015, when all of the stock price performance-based RSUs granted in May 2012 vest; (ii) 2,075 shares expected to vest in May 2015 from time-based RSUs granted in May 2013; (iii) 12,452 shares of our common stock, representing 200 percent of the “target” number of shares that may be issued to Mr. Thompson in May 2015, when one-half of the synergies performance-based RSUs granted in May 2013 vest; and (iv) 3,449 shares expected to vest in May 2015 from time-based RSUs granted in May 2014. The actual number of shares of common stock that may be issued to Mr. Thompson upon vesting of performance-based RSUs is discussed under “Compensation Discussion and Analysis — Summary of Our 2014 Executive Compensation Program — Long-Term Equity-Based Awards.”
(6)	Includes 8,554 shares that may be acquired upon exercise of vested options by Mr. Orcutt. Also includes: (i) 26,487 shares of our common stock, representing 150 percent of the “target” number of shares that may be issued to Mr. Orcutt in May 2015 when all of the stock price performance-based RSUs granted in May 2012 vest; (ii)1,605 shares expected to vest in May 2015 from time-based RSUs granted in May 2013 and (iii) 2,668 shares expected to vest in May 2015 from time-based RSUs granted in May 2014. The actual number of shares of common stock that may be issued to Mr. Orcutt upon vesting of performance-based RSUs is discussed under “Compensation Discussion and Analysis — Summary of Our 2014 Executive Compensation Program — Long-Term Equity-Based Awards.”
(7)	Mr. Breunig does not hold any vested or unvested options. Also includes: (i) 33,618 shares of our common stock, representing 150 percent of the “target” number of shares that may be issued to Mr. Breunig in May 2015 when all of the stock price performance-based RSUs granted in May 2012 vest; (ii) 2,308 shares expected to vest in May 2015 from time-based RSUs granted in May 2013; (iii) 13,848 shares of our common stock, representing 200 percent of the “target” number of shares that may be issued to Mr. Breunig in May 2015, when one-half of the synergies performance-based RSUs granted in May 2013 vest; and (iv) 3,835 shares expected to vest in May 2015 from Adjusted EBITDA performance-based RSUs granted in May 2014. The actual number of shares of common stock that may be issued to Mr. Breunig upon vesting of performance-based RSUs is discussed under “Compensation Discussion and Analysis — Summary of Our 2014 Executive Compensation Program — Long-Term Equity-Based Awards.”
(8)	Mr. Biltz does not hold any vested or unvested options. Mr. Biltz resigned his employment with the Company, and sold all of his shares of Company stock in March 2015.
(9)	Includes 702 shares that may be acquired upon exercise of vested options by Mr. Fleming, as well as 2,274 shares with respect to RSUs that are expected to vest in May 2015.
(10)	Includes 2,274 shares with respect to RSUs that are expected to vest in May 2015.
(11)	See notes (4) through (10).
(12)

As reported on a joint Schedule 13G of Soroban Master Funds LP, with Soroban Capital GP LLC, Soroban Capital Partners LLC and Eric W. Mandelblatt filed with the SEC on October 14, 2014, each of Soroban Master Fund LP, Soroban Capital GP LLC, Soroban Capital Partners LLC and Eric W. Mandelblatt has sole voting power with respect to nil shares, shared voting power with respect to 7,000,000 shares, sole dispositive power with respect to nil shares and shared dispositive power with respect to 7,000,000 shares. Under such Schedule 13G, each of Investment Management and Advisors expressly disclaims beneficial ownership of the other’s securities holdings and each disclaims that it is a member of a “group” with the other.

(13)	As reported on Schedule 13G filed with the SEC on February 13, 2015, Shapiro Capital Management LLC has sole voting power with respect to 4,869,883 shares, shared voting power with respect to 390,195 shares and sole dispositive power with respect to 5,260,078 shares pursuant to investment advisory agreements with its advisory clients. Mr. Samuel R. Shapiro is the chairman, a director and majority shareholder of Shapiro Capital Management LLC, in which capacity he exercises dispositive power over these shares. Mr. Shapiro has no interest in dividends or proceeds from the sale of such securities, owns no such securities for his own account and disclaims beneficial ownership for all shares reported herein.
(14)	As reported on Amendment No. 1 to Schedule 13G filed with the SEC on January 29, 2015, BlackRock, Inc. and certain of its affiliates has sole voting power with respect to 4,421,890 shares, shared voting power with respect to nil shares and sole dispositive power with respect to 4,594,125 shares.
(15)	As reported on Amendment No. 8 to Schedule 13G filed with the SEC on January 13, 2015, JP Morgan Chase & Co. and certain of its affiliates has sole voting power with respect to 3,887,463 shares, shared voting power with respect to 12,581 shares and sole dispositive power with respect to 4,461,052 shares.
(16)	As reported on Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2015, FMR LLC and certain of its affiliates has sole voting power with respect to nil shares, shared voting power with respect to nil shares and sole dispositive power with respect to 4,307,741 shares.
(17)	As reported on Amendment No. 3 to Schedule 13G filed with the SEC on February 10, 2015, The Vanguard Group and certain of its affiliates has sole voting power with respect to 98,587 shares, shared voting power with respect to nil shares and sole dispositive power with respect to 4,106,148 shares.
(18)	As reported on a joint Schedule 13G of Charles B. Johnson and Rupert H. Johnson, Jr. filed with the SEC on February 4, 2015, Franklin Resources, Inc. has sole voting power with respect to nil shares, shared voting power with respect to nil shares and sole dispositive power with respect to nil shares pursuant to one or more open or closed end investment companies or managed accounts that are investment management clients of affiliated investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10 percent of the outstanding common stock of Franklin Resources, Inc. and are the principal stockholders of Franklin Resources, Inc. Under such Schedule 13G, each of Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. expressly disclaims beneficial ownership of the other’s securities holdings and each disclaims that it is a member of a “group” with the other.

AXIALL CORPORATION - 2015 Proxy Statement     25

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10 percent of our common stock to file reports regarding their beneficial ownership of our common stock. Based solely upon a review of those filings furnished to us and, written representations in the case of our directors and executive officers, we believe all reports required to be filed by Section 16(a) with the SEC were timely filed in 2014.

EXECUTIVE COMPENSATION

This Executive Compensation section of this proxy statement contains the Compensation Discussion and Analysis, as well as various compensation tables, including the summary compensation table, and tables reflecting plan-based awards granted in 2014, setting forth the holdings of stock options and other stock-based awards by the NEOs at December 31, 2014, setting forth the number of shares acquired by the NEOs upon the vesting of stock awards in 2014 and the related values realized and summarizing the compensation and benefits payable to NEOs under various employment termination scenarios.

COMPENSATION DISCUSSION AND ANALYSIS

In this section of the proxy statement, we will describe the important components of our executive compensation program for our named executive officers, or “NEOs,” whose compensation is set forth in the 2014 Summary Compensation Table on page 45 of this proxy statement, and in other compensation tables described elsewhere in this proxy statement. For 2014, our NEOs were:

●	Paul D. Carrico, our President and Chief Executive Officer;

●	Gregory C. Thompson, our Chief Financial Officer;
●	Joseph C. Breunig, our Executive Vice President, Chemicals;

●	Mark J. Orcutt, our Executive Vice President, Building Products; and

●	George J. Biltz, our former Chief Strategy Officer, who resigned from the Company in February 2015.

This section of the proxy statement also provides an overview of our compensation philosophy and program, and explains how and why the Leadership Development and Compensation Committee (the “Committee”) determined the specific compensation policies and decisions involving the NEOs.

Executive Summary

Our Business

We are a leading North American manufacturer and international marketer of chemicals and building products, with annual sales of approximately $4.57 billion for the year ended December 31, 2014, and operations in Canada, Taiwan and the United States. Through our numerous subsidiaries, we manufacture and sell a wide array of chemicals products, including: chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, muriatic acid, polyvinyl chloride, vinyl compounds, acetone, cumene and phenol. We also manufacture and sell vinyl-based building and home improvement products, including window and door profiles, mouldings and trim, siding, pipe and pipe fittings, and decking. For more information about our business, please see “Item 1, Business” and “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 10-K Filing.

26     AXIALL CORPORATION - 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2014 Executive Compensation Highlights

Consistent with our compensation philosophy and objectives, the Committee took the following compensation-related actions during 2014:

●	provided annual cash incentive compensation opportunities based on performance against a combination of various Adjusted EBITDA(6), operational and strategic goals;

●

granted all of our NEOs long-term, equity incentive awards that do not fully vest until three years after the grant date, thereby aligning the long-term interests of our NEOs with those of our stockholders;

●

provided that 83 percent of our CEO’s 2014 target direct compensation(7) and, on average, approximately 70 percent of our other NEOs’ 2014 target direct compensation was incentive-based, and thus, “at risk;” and

●

adjusted the CEO’s base salary by approximately 5 percent and each of the other NEOs’ base salaries by approximately 2.5 percent, on average, based upon a review of the market competitiveness of the base salary of each of our NEOs, the individual performance of each NEO and Axiall’s financial performance.

(6)	For purposes of our 2014 executive compensation program, Adjusted EBITDA is different than Reported Adjusted EBITDA. In the Compensation Discussion and Analysis, “Adjusted EBITDA” means earnings before interest, taxes, depreciation, and amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and the Merger, costs to attain Merger-related synergies, certain pension plan amendment curtailment gains and settlement losses, goodwill, intangibles, and other long-lived asset impairments.
(7)	We define “target direct compensation” to be the aggregate of each executive’s annual: (1) base salary; (2) non-equity incentive compensation opportunity, at the target level established by the Committee; and (3) long-term equity incentive awards, at the target level established by the Committee. Other components of the total compensation of our executive officers not included in target direct compensation are set forth on the Summary Compensation Table on page 45 of this proxy statement.

Compensation-Related Corporate Governance Standards

We strive to maintain effective governance standards, including with respect to the oversight of our executive compensation policies and practices. To that end, in 2014:

●

the Committee continued to consist solely of independent directors as defined by NYSE listing rules and Rule 10C-1 under the Exchange Act, whose decisions regarding the compensation of our CEO were made in executive sessions that were not attended by any executive officers, including the CEO;

●

the Committee recommended to the non-management members of the Board for their ratification the types and amounts of compensation for the CEO, and the Board ratified the Committee’s recommendations in an executive session that was not attended by any executive officer, including the CEO;

●

the Board recommended the approval of, and our stockholders approved by more than 98 percent, the compensation of our executive officers in an advisory “say-on-pay” stockholder vote taken in 2014, that will be taken again in 2015 — we expect this annual say-on-pay vote to continue for the foreseeable future;

●	the Committee’s independent compensation consultant, Semler Brossy Consulting Group, was retained directly by the Committee and did not provide any services to management;

●

the Committee evaluated whether there was any conflict of interest with respect to Semler Brossy and certain of its employees providing executive compensation consulting services to the Committee, and concluded (after taking into account the six factor test adopted by the SEC and NYSE) that Semler Brossy was independent and no such conflict of interest existed;

●

the Committee conducted an annual review with its compensation consultant of the nature and amount of compensation paid to the executive officers of a peer group of chemicals and building products companies (with characteristics similar to the Company) so that the compensation paid to the Company’s executive officers would be competitive and aligned with our compensation philosophy; and

●	the Committee conducted a review of our compensation philosophy and objectives and compensation-related risks arising from the compensation policies and practices for all employees, and determined that such risks were not reasonably likely to have a material adverse effect on the Company.

AXIALL CORPORATION - 2015 Proxy Statement     27

COMPENSATION DISCUSSION AND ANALYSIS

In addition, our compensation philosophy and objectives contain several specific elements that are designed to align our executive compensation with the long-term interests of our stockholders, including:

●

stock ownership guidelines that emphasize the importance of substantive, long-term share ownership by both directors and executive officers, so as to better align their financial interests with those of our stockholders, and place responsibility on the CEO to attain Company stock ownership at 5 times his base salary and other NEOs to attain Company stock ownership at 2.5 times their base salaries;

●	none of our executive officers having multi-year guarantees of compensation;

●

a policy allowing the Company to “clawback” any incentive compensation paid or granted to any executive officer based on financial results that subsequently are restated as the result of the executive’s fraudulent or illegal conduct;

●	provisions in our equity awards granted after May 2011 that require a “double-trigger” for accelerated vesting in connection with a change of control;

●	a May 2011 amendment to our Executive and Key Employee Change of Control Severance Plan (the “Change of Control Plan”) that eliminates the excise tax gross up benefit that had been provided under that plan, with respect to any person who becomes an executive officer on or after May 16, 2011 (including any person newly hired by the Company and any person promoted from within the Company from a non-executive officer position to an executive officer position on or after that date);

●

a January 2013 amendment to our 2011 Plan that limits the aggregate amount of stock or stock-based awards that could be granted to a non-employee director under the 2011 Plan during any calendar year to a value as of their respective dates of grant of $300,000;

●

policies that prohibit directors, officers and certain other Company employees from engaging in short-selling or hedging transactions with respect to the Company’s common stock or pledging Company securities (except in limited circumstances); and

●

a policy of providing only limited perquisites to our executive officers in the form of a Company car or car allowance, the value of which is disclosed in the table set forth in footnote (4) to the Summary Compensation Table beginning on page 45 of this proxy statement.

Our Executive Compensation Philosophy and Objectives

Our executive compensation philosophy, which was established by the Committee and approved by the Board, is to: (1) reward favorable Company and business unit financial, operational and strategic performance, as well as stock price performance; and (2) deliver total compensation and benefits at target performance levels approximating the median compensation and benefits paid by similar companies in the chemicals and building products sectors, with the ability to pay above or below that median as the Company’s and/or individual executive officer’s performance varies, and also taking into account factors such as an officer’s role and responsibilities, experience and tenure, prior performance, actual and expected contributions, and internal pay equity considerations.

The Committee designed the executive compensation programs in place during 2014 to be consistent with that compensation philosophy. Specifically, the Committee observed the following guiding principles that emerge from our compensation philosophy:

●

Compensation Should Be Performance-Based: A substantial portion of the total compensation opportunity should reflect and reinforce a “pay for performance” culture favoring performance-based cash and equity incentive compensation in lieu of salary, supplemental benefits or executive perquisites, and should vary based upon our financial, operational and strategic performance against pre-established goals, and the long-term value of the Company;

28     AXIALL CORPORATION - 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

●

Compensation Should Be Aligned with Stockholder Interests: Our compensation programs should align the interests of executive officers with the long-term interests of our stockholders by providing strong incentives to maximize long-term value for our stockholders, while balancing acceptable risks through the use of stock ownership guidelines and “clawback” policies applicable to executives; and

●

Compensation Should Be Market Competitive: Our success is heavily dependent on our ability to attract and retain experienced executive officers who are proven leaders, and to motivate them to consistently deliver positive strategic and financial results. As a result, overall compensation should be structured to present an attractive package to existing and potential executive officers.

Policies and Procedures Designed to Limit Compensation-Related Risk

While a significant portion of potential annual compensation is risk-based, we have also instituted policies and programs designed to discourage unnecessary risk-taking which is not in the Company’s long-term interests.

Stock Ownership Guidelines

We maintain stock ownership guidelines to emphasize the importance of substantive, long-term share ownership by executive officers intended to align their financial interests with those of stockholders. We also have share ownership guidelines in place for our directors. The guidelines are denominated as a multiple of base salary for the executive officers, and a multiple of the annual retainer for directors.

CEO	5 times salary
Other Executive Officers	2.5 times salary
Directors	5 times annual retainer

Each executive officer and non-employee director has five years as an officer or director, respectively, to attain stock ownership and compliance with the stock ownership requirements annually. All of the individuals named in the Summary Compensation Table below are currently in compliance with these minimum stock ownership requirements, except for Mr. Biltz, who resigned from the Company in March 2015.

Clawback Policy

Our Board has also adopted a policy that provides, to the extent permitted by law, that if the Board, or any committee, determines that any bonus, incentive payment, equity award or other compensation has been awarded to or received by an executive officer and such compensation was based on any financial results or operating metrics that were subsequently the subject of a material restatement as a result of such officer’s knowing or intentional fraudulent or illegal conduct and a lower payment would have been made to the officer based on the restated results, then the Board has the right to recover (“clawback”) from the officer such compensation (in whole or in part) as it deems appropriate under the circumstances.

Risk Mitigating Performance Metric and Vesting for Equity Awards

In March 2014 and March 2015, the Committee-established performance metrics for one half of the RSUs granted to the executive officers in 2014 and 2015, respectively, will be based on a relative total shareholder return, defined as share price appreciation and dividends paid, assuming those dividends are reinvested as paid, and these performance-based RSUs will cliff vest on the third anniversary of the grant date if the performance metrics are achieved. The comparator group for these awards consists of 45 chemical companies from the S&P 1500, with respect to the grants made in 2014, and 47 chemical companies from

AXIALL CORPORATION - 2015 Proxy Statement     29

COMPENSATION DISCUSSION AND ANALYSIS

the S&P 1500, with respect to the grants made in 2015. The Committee believes that the use of relative total shareholder return as the relevant performance metric discourages unnecessary risk-taking by: (1) aligning our NEOs’ long-term compensation with the long-term performance of the Company, and accordingly, with the long-term interests of the Company’s shareholders; (2) removing any subjectivity in measuring performance; and (3) using publicly available, and thus, entirely transparent, performance metrics.

Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to vote annually on a say-on-pay proposal. At our 2014 annual meeting of stockholders held on May 20, 2014, more than 98 percent of the votes cast by stockholders on the advisory vote on executive compensation (the “say-on-pay proposal”) were in favor of the compensation of our NEOs. The Committee believes this favorable vote affirms our stockholders’ support of its approach to executive compensation and, as a result, the Committee did not make material changes to the implementation of our executive compensation philosophy in 2014.

How Executive Compensation Decisions Are Made

This section of our Compensation Discussion and Analysis describes who makes various executive compensation decisions and how those decisions are made.

The Role of the Compensation Committee

The Committee continually reviews the design and administration of our executive compensation policies and programs to ensure they appropriately reflect our compensation philosophy. Any program changes that are made are driven by the Committee’s desire to maintain alignment with stockholder interests and to be consistent with the guiding philosophy and objectives referenced above.

The Committee considers the tax and accounting implications of compensation, but those are not the only factors considered, as the Committee also considers all of the other factors discussed in this Compensation Discussion and Analysis when making compensation decisions. The Committee recognizes that one or more of these other factors may outweigh tax or accounting considerations.

Section 162(m) of the Internal Revenue Code (the “Code”) limits deductibility of certain compensation for our CEO and the three other executive officers (other than the Chief Financial Officer) who are highest-paid and employed at year-end to $1 million. If certain conditions are met, performance-based compensation may be excluded from this limitation.

While we believe it is in our Company’s and our stockholders’ best interests to have the ability to grant qualified performance-based compensation under Section 162(m) of the Code, we may decide to grant compensation that will not qualify as qualified performance-based compensation for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as qualified performance-based compensation for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

The Committee evaluates and administers the compensation of our executive officers in a holistic manner, makes compensation decisions around program design, and adjusts pay in light of our compensation philosophy, market practices and total compensation objectives. The Committee ordinarily positions the various compensation elements at levels it believes are targeted to be at or near the median of compensation paid by the market references, but that positioning for any executive officer is also dependent upon an officer’s role and responsibilities, experience and tenure, prior performance, actual and expected contributions and internal pay equity considerations.

30     AXIALL CORPORATION - 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Market positioning of the individual elements of compensation and benefits, as well as the relationships among these elements, are described in the sections that follow.

With respect to the proposed compensation for the CEO, the Committee determines, approves and recommends to the non-management members of the Board for ratification all compensation, equity and benefits to be paid to the CEO based on an evaluation of the CEO’s performance in light of corporate goals and objectives that were previously approved by the Committee and ratified by the non-management members of the Board.

For the other executive officers, and within the constructs of any applicable employment agreement that may have been negotiated and entered into by the

Company, the Committee considers all appropriate factors, including the recommendations of the CEO, in reaching its decisions. The CEO’s recommendations are considered for approval by the Committee, and in some cases are modified by the Committee during the course of its deliberations.

In setting and evaluating annual compensation of the Company’s executive officers, the Committee reviews and considers, among other factors, the pay mix, which is the percentage of total compensation represented by each element of compensation, of each of the Company’s executive officers, as compared to the Company’s “market references” described below. The actual pay mix for each of the Company’s NEOs for 2014, which differs from the target awards described under “Annual Cash Incentive Opportunity” and “Long-Term Equity Based Awards”, was as follows:

Named Executive Officer	2014 Base Salary as % of Total Nonpension Compensation(1)	2014 Non-Equity Incentive Award as % of Total Nonpension Compensation(1)	2014 Long-Term Equity Incentive Award as % of Total Nonpension Compensation(1)(2)	2014 Other Compensation as % of Total Nonpension Compensation(1)
Paul D. Carrico	18	0	70	12
Gregory C. Thompson	29	0	52	19
Joseph C. Breunig	30	0	59	11
Mark J. Orcutt	34	0	47	19
George J. Biltz	32	0	64	4
(1)	“Total Nonpension Compensation” includes base salary, 2014 non-equity/cash incentive award, long-term equity incentive award, and “other” compensation, but excludes changes in pension value, which is an actuarial value, and non-qualified deferred compensation earnings.
(2)	Reflects the grant date fair value of time-based and performance-based RSUs, calculated in accordance with the provisions of FASB ACS Topic 718. See Note 11 of the Notes to the Consolidated Financial Statements in the Company’s 10-K Filing for certain assumptions underlying the value of awards.

The Role of Our Chief Executive Officer

Within the parameters of the compensation philosophy and objectives established by the Committee and/or Board, each year our CEO recommends to the Committee the level of base salary, the target annual cash/non-equity incentive award and the target long-term equity incentive award for each of the other executive officers. The recommendations of our CEO are based on his evaluation of each executive officer’s performance, the performance of the individual business units or functions for which that executive officer is responsible and management retention considerations. The Committee considers the CEO’s recommendations, along with all other appropriate factors, in reaching its decisions regarding the compensation of each executive officer. In some cases, the CEO’s recommendations are modified by the Committee during the course of its deliberations.

The Role of the Board of Directors

The non-management members of our Board review and ratify the recommendations of the Committee with respect to: (1) the design of incentive compensation plans for the Company’s executive officers; (2) any significant changes to compensation guidelines and benefit plans for the Company’s executive officers; and (3) significant changes to benefit programs for the Company’s executive officers. In addition, the Committee determines, and then recommends to the non-management members of the Board for their ratification all compensation, equity and benefits to be paid to the CEO (with the CEO not participating in those deliberations).

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COMPENSATION DISCUSSION AND ANALYSIS

The Role of the Compensation Consultant

As a part of its responsibilities, the Committee has the authority to appoint, compensate and oversee the Company’s outside compensation consultant. In 2014, the Committee retained Semler Brossy Consulting Group as its consultant to assist the Committee with its responsibilities related to the Company’s compensation policies and programs for its executive officers. In addition, in 2014, the Board’s Nominating and Corporate Governance Committee retained Semler Brossy as its consultant to assist that committee with its responsibilities related to the Company’s compensation policies and programs for its directors. Semler Brossy did not provide any services unrelated to executive officer and director compensation consulting to any Board committee or to the Company during 2014. The Committee has taken into account the six-factor test adopted by the SEC and the NYSE to analyze the independence of Semler Brossy, and determined that Semler Brossy is independent and that its work does not raise any conflicts of interest.

The compensation consultant reports directly to the Committee. One or more representatives of the compensation consultant participates in the meetings of the Committee, as requested by the Committee chairman, and communicates with the chairman of the Committee between meetings, as needed. The compensation consultant does not make decisions regarding the compensation of our executive officers. Rather, the compensation consultant provides advice, guidance and information that the Committee and, with respect to certain decisions, our Board, may consider when making executive compensation decisions.

The Committee’s compensation consultant supports the Committee by, at least annually, conducting an independent and comprehensive review of our executive compensation programs, including providing periodic reports showing total remuneration for each executive officer, and an evaluation of total compensation and individual pay elements based upon our market references. In December 2013, the compensation consultant conducted such a review and analysis, and discussed it with the Committee in connection with the Committee’s determination of executive officer compensation for 2014. That review took into account the size and complexity of the Company and its operations, and included evaluations of the elements of direct compensation, including: base salary, annual non-equity incentive awards and long-term equity-based incentive awards against our peer group and survey data. In addition, the compensation consultant’s review also considered executive compensation trends and the long-term incentive design for executive officers of the Company.

The Use of Data About Other Companies’ Compensation Programs

In conducting the evaluations made by the Committee in its executive compensation decision making, the compensation consultant uses “market references,” which consist of a peer group of chemicals and building products companies with characteristics similar to the

Company (based on revenue, market capitalization, assets and/or number of employees) and survey data as discussed below. The market reference peer group for 2014 consisted of the following 18 companies:

● Armstrong World Industries, Inc.	● Olin Corporation
● Ashland, Inc.	● Owens Corning
● Celanese Corporation	● Polyone Corporation
● CF Industries Holdings, Inc.	● Rockwood Holdings, Inc.*
● Chemtura Corporation	● RPM International Incorporated
● Eastman Chemicals Co.	● USG Corporation
● FMC Corporation	● Valspar Corporation
● Huntsman Corporation	● Westlake Chemical Corporation
● Masco Corporation	● W.R. Grace & Co.
* In August 2014, the Committee removed Rockwood Holdings, Inc. from the market reference peer group due to its acquisition by Albemarle Corporation.

32     AXIALL CORPORATION - 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In addition, to assess compensation levels, the compensation consultant recommended to the Committee, and the Committee utilized data from, the Towers Watson U.S. CDB Executive Compensation Survey. The compensation consultant adjusted this survey data to include samples from general industry companies as well as companies in the chemical or building products industries, adjusted based upon the size of the Company’s annual revenue.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program are: (1) base salary; (2) annual cash (non-equity) incentive awards; (3) long-term equity incentive awards; and (4) benefits.

The purpose and nature of each element is provided in the table below:

Element	Purpose	Nature of Element	Fixed/ Variable
Base salary

Provide a market-based level of compensation that is consistent with each executive officer’s role, responsibilities, experience, tenure, prior performance, actual and expected contributions and internal pay-equity considerations

		Short-term	Fixed
Annual non-equity incentive awards	Align each executive officer’s financial interests with the achievement of the Company’s annual business objectives as well as the individual officer’s contribution to those objectives	Short-term	Variable
Long-term equity- based awards	Align executive officers’ longer-term interests with those of other stockholders and encourage them to have an ownership mentality	Long-term	Variable
Benefits	Provide benefits equivalent to those generally available to employees or to similarly situated executives at market reference companies	Short and Long-term	Fixed

Summary of Our 2014 Executive Compensation Program

For 2014, the Committee took into account a number of factors in determining the compensation of the executive officers. These factors included, among other things: (1) our compensation philosophy and objectives; (2) actual Company performance in 2014; and (3) actual individual executive officer performance in 2014.

The following sections describe the various elements of our executive compensation program, including the objectives, market positioning, structure and operation, and other information specific to 2014 payments, awards, and pay actions in more detail.

Base Salary

Each NEO is paid a base salary, which is reviewed annually by the Committee. Salaries for NEOs are generally targeted to be at or near the median of salaries paid by the market references, but are also dependent upon the officer’s role and responsibilities, experience and tenure, prior performance, actual and expected contributions, and internal pay equity considerations.

Base salaries for NEOs, including the CEO, were reviewed by the Committee in March 2014 within the context of an overall compensation market reference analysis performed by its compensation consultant. The analysis conducted by the compensation consultant was discussed with the Committee in December 2013 and March 2014. Adjustments to the NEOs’ salaries were approved by the Committee in March 2014, with the CEO’s adjustment being ratified by the

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COMPENSATION DISCUSSION AND ANALYSIS

non-management members of the Board at that time, and those adjustments became effective in April 2014. Base salaries for the NEOs, other than the CEO, were increased by approximately 2.5 percent as compared to 2013 salaries. The CEO’s base salary was increased by approximately 5.0 percent as compared to his 2013 salary. After giving effect to the salary increases, 2014 base salaries for the NEOs, 2013 base salaries and the year over year percentage increase of the NEO salaries were as follows:

Name of NEO	2014 Base Salary	2013 Base Salary	Year over Year Percentage
Paul D. Carrico	$945,000	$900,000	5.0%
Gregory C. Thompson	$519,000	$506,000	2.5%
Joseph C. Breunig	$532,000	$519,000	2.5%
Mark J. Orcutt(1)	$570,000	$556,000	2.5%
George J. Biltz	$513,000	$500,000	2.5%
(1)	Amounts are paid and reported here in Canadian dollars.

The Committee and Board believe these base salary increases were appropriate because: (1) generally, the increases kept our NEOs’ base salaries at or close to the median of base salaries for similarly situated NEOs at our market reference peer group of companies; (2) the Committee believed the Company had continued to make significant progress in improving the Company’s financial performance and in meeting the operational and strategic goals set out for the

Company; and (3) the Company planned salary and promotional increases for its other management and professional employees. In particular, the Committee determined that the increase in the CEO’s base salary was appropriate due to the fact that the CEO’s base salary was below the median salary of chief executive officers at similarly sized companies within the peer group considered by the Committee.

Annual Cash Incentive Opportunity

The Company’s annual cash/non-equity incentive opportunity program for 2014 was designed so that a portion of the overall annual cash compensation of NEOs was linked to annual corporate financial performance and, with respect to each of Messrs. Breunig and Orcutt, the financial performance of the division that each of them manages, as well as the attainment of certain operational goals, which also were division-specific for each of Messrs. Breunig and Orcutt. This program and the metrics established under it are intended to incentivize superior business and individual performance, and tie the interests of management to Company performance, and accordingly, to the interests of our stockholders. For 2014, each NEO had a target annual cash incentive award opportunity expressed as a percentage of base salary. Individuals with greater overall responsibility for corporate performance typically have larger incentive opportunities when compared to base salaries in order to weight their overall pay mix more heavily toward performance-based compensation.

For each of the NEOs, the target opportunity amounts were as set forth in the table below:

NEO	Target Opportunity (as a % of base salary)
Paul D. Carrico	110%
Gregory C. Thompson	75%
Joseph C. Breunig	75%
Mark J. Orcutt	65%
George J. Biltz	75%

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee administers the Company’s annual cash incentive opportunity program for the CEO and other NEOs and, as part of that function, determined that the opportunity for 2014 cash incentive compensation payouts for Messrs. Carrico, Thompson and Biltz would be based on the following performance metrics and goals, weighted as follows:

●	50 percent of the award opportunity was to be based upon the Company’s Adjusted EBITDA for 2014;

●

30 percent of the award opportunity was to be based upon the level of achievement of the specific and measurable operational goals for: (1) the Chemicals division related to reliability and synergies attainment; and (2) the Building Products division related to reductions in conversion costs, the percentage of net sales generated from innovative new products and improvements in working capital days; and

●

20 percent of the award was to be based upon the level of achievement of certain specific corporate strategic goals related to strategic initiatives to gain access to cost-based ethylene, developing and refining strategic plans and succession planning (the “Corporate Strategic Goals”).

In addition, the Committee determined that, with respect to the evaluation of Mr. Carrico’s cash incentive compensation, it would also consider Mr. Carrico’s level of achievement of goals related to improvements in safety and the achievement of cost synergies.

The Committee further determined that the opportunity for 2014 cash incentive payouts for Messrs. Breunig and Orcutt would be based upon the following performance metrics and goals, weighted as follows:

●	20 percent of the award opportunity was to be based upon the Company’s Adjusted EBITDA for 2014;

●	30 percent of the award opportunity was to be based upon the Adjusted EBITDA of the Chemicals division, for Mr. Breunig, and the Adjusted EBITDA of the Building Products division, for Mr. Orcutt;
●

30 percent of the award opportunity was to be based upon the achievement of operational goals of the Chemicals division, for Mr. Breunig, related to ECU reliability and synergies attainment, and operational goals of the Building Products division for Mr. Orcutt, related to reductions in conversion costs, working capital days and the percentage of net sales generated from innovative new products; and

●	20 percent of the award opportunity was to be based upon the achievement of the Corporate Strategic Goals.

Adjusted EBITDA is used as the primary measure of performance within each of the Company’s business units, and both the Committee and management believe industry participants commonly use it as a main component of valuation analysis of companies whose businesses may be cyclical, like the Company. The Adjusted EBITDA measure was also selected as a Company performance goal to encourage executive officers to focus on improving corporate performance by controlling corporate expenses, and improving the quality and volume of earnings, which aligned with the Company’s overall business objectives for 2014.

In determining various levels of Adjusted EBITDA at which payouts may be made, the annual cash incentive program provided for adjustments to EBITDA for certain cost, charge and income items, substantially similar (other than lease financing obligations) to those excluded from adjusted EBITDA in the Company’s public sales and earnings disclosures. The Committee has the discretion to define Adjusted EBITDA with respect to its use as a performance metric in the Company’s annual cash incentive program. The Committee established the Adjusted EBITDA targets at levels designed to incentivize superior performance by our NEOs.

The threshold, target and maximum levels of corporate and divisional Adjusted EBITDA used for annual cash incentive program payout purposes were determined by the Committee after review and consideration of the Company’s internally-developed, detailed budgets and forecasts.

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COMPENSATION DISCUSSION AND ANALYSIS

The threshold, target and maximum Adjusted EBITDA metrics under the annual cash incentive program for 2014 were as follows:

	Threshold		Target		Maximum
Corporate Adjusted EBITDA	$518	million	$635	million	$818	million

	Threshold		Target		Maximum
Chemicals Division Adjusted EBITDA	$510	million	$623	million	$796	million

	Threshold		Target		Maximum
Building Products Division Adjusted EBITDA	$ 66	million	$ 75	million	$ 92	million

Under the annual cash incentive program, no payouts would be earned with respect to each Adjusted EBITDA component of that program if the relevant Adjusted EBITDA did not exceed “Threshold.” Payouts would be 100 percent of target opportunity amounts if Adjusted EBITDA equaled “Target,” and 200 percent of target opportunity amounts if Adjusted EBITDA equaled or exceeded “Maximum.” Payouts under the Adjusted EBITDA component of the annual cash incentive program would increase in a linear fashion as Adjusted EBITDA increased between “Threshold” and “Target,” and “Target” and “Maximum.”

The Company’s actual Adjusted EBITDA in 2014 was $436.3 million, which was below the “Threshold” level for the portion of the annual cash incentive program tied to Company Adjusted EBITDA. In addition, the actual Adjusted EBITDA in 2014 for the Chemicals division was below the “Threshold” level for that business. The actual Adjusted EBITDA in 2014 for the Building Products division was above the “Threshold” level, but less than the “Target” level. The level of Adjusted EBITDA achieved for each of the Company, the Chemicals division and the Building Products division is set forth in the table below.

Adjusted EBITDA: Performance Metric	Level of Achievement
Corporate Adjusted EBITDA	Below Threshold Amount
Chemicals Division Adjusted EBITDA	Below Threshold Amount
Building Products Division Adjusted EBITDA	Above Threshold But Below Target Amount

In addition to Adjusted EBITDA goals, the NEOs had a combination of corporate and divisional strategic and operational goals for 2014, some of which were targeted within each NEO’s area of responsibility, with no weighting among the specific strategic objectives and operational objectives. Actual performance against these strategic and operational goals was assessed by the CEO, with respect to the other NEOs (subject to the acceptance of the CEO’s assessments by the Committee) and was assessed by the Committee and the non-management members of the Board with respect to the CEO (with the CEO not participating in that assessment).

Although several of the operational and strategic goals and objectives in the Company’s 2014 annual cash incentive program were achieved, such that the Committee could have awarded the NEOs a portion of the target amount of their 2014 cash incentive program payment, the Committee, acting upon a recommendation from the Company’s CEO, elected to exercise its negative discretion and did not make any incentive payments under that program to the NEOs for 2014, primarily due to the fact the Company’s actual Adjusted EBITDA for 2014 fell significantly below the threshold Adjusted EBITDA amount set forth in the program.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity-Based Awards

The objective of providing long-term incentive compensation is to focus executives on increasing shareholder value over a longer period of time. It rewards achievement of the specific metrics described below. We choose to pay long-term incentive compensation because it aligns NEOs’ longer-term interests with those of other stockholders and encourages them to have an ownership mentality. We generally make long-term incentive compensation grants in May of each fiscal year. Historically these grants do not fully vest in less than three years and one-half of the total grant would not vest until two years or more after the grant date.

The Company’s 2011 Plan, which was approved by our stockholders, is our long-term incentive plan. The 2011 Plan provides the Committee with an opportunity to make a variety of stock-based awards, while selecting the form that is most appropriate for the Company and the executive group. We have historically made the following types of long-term equity awards under the 2011 Plan:

●	time-based RSUs that vest ratably over time; and

●	performance-based RSUs that vest based solely on the achievement of performance goals or metrics established by the Committee.

In 2014, our NEOs, except for our CEO; Chief Strategy Officer; and Executive Vice President, Chemicals received 50 percent of their long-term incentive compensation in the form of time-based RSUs and 50 percent in the form of performance-based RSUs with performance criteria generally based on the relative total shareholder return of the Company’s common stock. In lieu of time-based RSUs, each of our CEO, Chief Strategy Officer and Executive Vice President, Chemicals received approximately one-half of his long-term equity incentive compensation grants in the form of performance-based RSUs for which the performance criteria was the Company achieving a positive Adjusted EBITDA for the year ended December 31, 2014. In this regard, the Committee concluded that all of the RSUs granted to those three NEOs should be performance-based, but one-half of those RSUs should be designed primarily to provide an incentive for the NEOs to remain with the Company.

Time-Based RSUs Granted in 2014

In May 2014, the Committee granted to Mr. Thompson, our Chief Financial Officer, and Mr. Orcutt, our Executive Vice President, Building Products, the following time-based RSUs that vest in equal installments on each of the first three anniversaries of the grant date:

Name of NEO	Time- Based RSUs
Gregory C. Thompson	10,346
Mark J. Orcutt	8,004

In considering the number of time-based RSUs to grant to each of these NEOs, the Committee considered a number of factors, including: (1) the value of long-term incentive grants, including the mix of time-based and performance-based vehicles, in comparable positions at the market reference peer companies described on page 32 of this proxy statement; (2) the number of shares that remained available to be granted under the 2011 Plan; and (3) the financial performance of the Company and the individual performance of each of these NEOs.

The NEOs have no rights of ownership in the shares of our common stock underlying the time-based RSUs and have no right to vote such shares until the applicable vesting date. Dividend equivalents are paid in cash on the shares of our common stock underlying the time-based RSUs and are deferred (with no earnings accruing) until the vesting date.

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COMPENSATION DISCUSSION AND ANALYSIS

Adjusted EBITDA Performance-Based RSUs Granted in 2014

In May 2014, in lieu of time-based RSUs, the Committee granted to Mr. Carrico, our CEO, Mr. Biltz, our Chief Strategy Officer, and Mr. Breunig, our Executive Vice President, Chemicals, the performance-based RSUs set forth in the table below, for which the performance criteria is the Company achieving a positive Adjusted EBITDA for the year ended December 31, 2014, and for which vesting is scheduled to occur in equal installments on each of the first three anniversaries of the grant date. The Committee determined that the granting of these performance-based RSUs was appropriate because all of the RSUs granted to these three NEOs would be performance-based, but also because approximately one-half of these NEOs’ performance-based RSUs (i.e., the performance-based RSUs set forth on the table below) would serve primarily as an incentive for each of them to remain employed with the Company during that staggered vesting period. The Company satisfied these NEOs’ Adjusted-EBITDA performance targets under these performance-based RSUs by achieving Adjusted EBITDA of $436.3 million for 2014. Accordingly, these performance-based RSUs are scheduled to vest ratably on each of the first, second and third anniversaries of the grant date, if the NEO remains employed by the Company through each vesting date.

Name of NEO	Adjusted EBITDA Performance- Based RSUs
Paul D. Carrico	42,065
Joseph C. Breunig	11,505
George J. Biltz	11,369	(8)

Total Shareholder Return Performance-Based RSUs Granted in 2014

In May 2014, the Committee granted to the NEOs the following performance-based RSUs (at target performance levels), for which the performance criteria is the relative total shareholder return (“TSR”) of the Company’s common stock:

Name of NEO	TSR Performance- Based RSUs
Paul D. Carrico	40,464
Gregory C. Thompson	9,952
Joseph C. Breunig	11,067
Mark J. Orcutt	7,699
George J. Biltz	10,936

With respect to the performance-based RSUs granted to the NEOs in May 2014, other than the Adjusted EBITDA performance-based RSUs granted to Messrs. Carrico, Breunig and Biltz, the number of shares of our common stock that may be issued to the NEOs upon the vesting of the performance-based RSUs ranges from a minimum of zero to a maximum of 200 percent of the number of “target” shares awarded, with the actual payout dependent upon the percentage point difference between the Company’s TSR (defined as share price appreciation and dividends paid, assuming those dividends are reinvested as paid) and the TSR of the company in a peer group that achieves the median TSR performance for the peer group as shown on the table set forth below.

Company’s TSR Performance Relative to the Peer Group TSR	% of Target Paid*
+ 1000 bps	200%
+ 450 bps	150%
+/(-) 50 bps	100%
(-) 450 bps	50%
More than (-) 600 bps	0%

*	The payout for levels of achievement between the percentages set forth on the table above will be determined by straight line interpolation.

(8)	These Adjusted EBITDA performance-based RSUs granted to Mr. Biltz will not vest due to his resignation from the Company in March 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

These performance-based RSUs will vest on the third anniversary of the grant date if the performance metrics are achieved. The comparator group consists of 45 chemical companies in the S&P 1500 in May 2014. The Committee believes that the use of TSR as the relevant performance metric aligns our NEOs’ long-term compensation with the long-term performance of the Company, and accordingly with the long-term interests of the Company’s shareholders, and also provides a completely objective and fully transparent performance metric.

The Committee believes that the performance targets for all of the 2014 performance-based RSUs (other than the performance-based RSUs conditioned upon positive Adjusted EBITDA) have been established at a level that requires superior performance from each of its NEOs.

The Committee determined it was appropriate to grant performance-based RSUs to the NEOs which vest as described above, because the Committee believed:

●	These performance-based RSUs align management’s interests with those of the stockholders and reflect the pay-for-performance component of the Committee’s compensation philosophy, given that the number of shares issuable to the NEOs upon vesting, if any, increases or decreases depending solely on the relative TSR achieved by the Company; and

●	Performance-based RSUs that vest 100 percent three years after the grant date provide an incentive for management continuity and retention over that period.

In considering the number of performance-based RSUs to grant to each of the NEOs, and in the case of the CEO, to recommend to the non-management members of the Board for their ratification following the Committee’s approval, the Committee considered a number of factors, including:

●

the value of long-term incentive grants, including the mix of time-based and performance-based vehicles, in comparable positions at the market reference companies described on page 32 of this proxy statement;

●	the number of shares that remained available to be granted under the Company’s 2011 Plan; and

●	the financial performance of the Company and the individual performance of each of the NEOs.

Performance-Based RSUs Granted in 2013

In May 2013, the Committee granted to the NEOs the following performance-based RSUs (at target performance levels):

Name of NEO	Performance- Based RSUs
Paul D. Carrico	69,786
Gregory C. Thompson	12,452
Joseph C. Breunig	13,848
Mark J. Orcutt	9,633

With respect to the performance-based RSUs granted to the NEOs in May 2013, other than certain performance-based RSUs granted to Mr. Carrico and Mr. Orcutt, the number of shares of our common stock that may be issued to the NEOs upon the vesting of the performance-based RSUs ranged from a minimum of zero to a maximum of 200 percent of the number of “target” shares awarded, with the actual payout dependent upon the dollar amount of annualized synergies achieved in connection with the integration of the Merged Business, measured as of January 28, 2015, the second anniversary of the closing of the merger with the Merged Business. None of those performance-based RSUs would vest unless the Company achieved a threshold aggregate Adjusted EBITDA requirement for the 2013 and 2014 fiscal years, which was achieved.

In March 2015, the Committee determined that the Company had satisfied all of the performance conditions required in order for the maximum number of shares, which is 200% of the target number of shares, to be issued in connection with these synergies performance-based RSUs. Thus, the Company is scheduled to issue to each of Messrs. Carrico, Thompson and Breunig 46,524, 12,452, and 13,848 shares of Company common stock, respectively, in

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COMPENSATION DISCUSSION AND ANALYSIS

each of May 2015 and May 2016, subject to the terms of the PRSU agreements between each of them and the Company.

In addition to 46,524 performance-based RSUs conditioned on the achievement of synergies, the Committee granted to Mr. Carrico in May 2013, in lieu of time-based RSUs, 23,262 performance-based RSUs conditioned upon the Company achieving positive Adjusted EBITDA for the year ending December 31, 2013. The Committee determined that this additional condition was appropriate so that all of the RSUs granted to Mr. Carrico would be performance-based, but also so that approximately one-third of Mr. Carrico’s performance-based RSUs would serve primarily as an incentive for Mr. Carrico to remain employed with the Company during that period. The Company achieved that Adjusted EBITDA performance metric. Accordingly, these performance-based RSUs are scheduled to vest ratably on each of the first, second and third anniversaries of the grant date, if Mr. Carrico remains employed by the Company through each vesting date.

The Committee also granted Mr. Orcutt performance-based RSUs in May 2013. The number of shares of our common stock that may be issued to Mr. Orcutt upon the vesting of these performance-based RSUs ranges from a minimum of zero to a maximum of 200 percent of the number of “target” shares awarded, with the actual payout dependent upon the achievement of both: (1) performance targets related to the Adjusted EBITDA of the Building Products division for the period January 1, 2013 through December 31, 2015; and (2) performance targets related to the Adjusted EBITDA margin (Adjusted EBITDA divided by net sales) of the Building Products division for the period January 1, 2013 through December 31, 2015. Mr. Orcutt’s performance-based RSUs vest on May 20, 2016 if the performance goals have been met and Mr. Orcutt continues to be employed by the Company on that date. The Committee established different performance goals for Mr. Orcutt to properly incent his performance as the most senior officer of the Building Products division, and in recognition of the fact that Mr. Orcutt and the Building Products division would have very limited responsibility, if any, for achieving the synergy target related to the Company’s merger with the Merged Business, which is a chemicals business.

The Committee believes that the performance targets for all of the 2013 performance-based RSUs (other than the CEO’s 2013 performance-based RSUs conditioned upon positive Adjusted EBITDA) have been established at a level that requires superior performance from each of its NEOs.

The Committee determined it was appropriate to grant performance-based RSUs to the NEOs other than Mr. Orcutt, which vest as described above, because the Committee believed:

●

Achieving synergies in connection with the Company’s merger with the Merged Business was a key strategic objective of the Company given the transformative nature of 2013, and that anticipated synergies achievement was an important factor in the Company’s decision to acquire the Merged Business;

●

These performance-based RSUs align management’s interests with those of the stockholders and reflect the pay-for-performance component of the Committee’s compensation philosophy, given that the number of shares issuable to the NEOs upon vesting depended solely on the achievement of such cost synergies; and

●

Performance-based RSUs that vest 50 percent two years after the grant date and 50 percent three years after the grant date are designed to provide an incentive for management continuity and retention over that period, as the Company continues to integrate and further grow the Merged Business.

The Committee determined it was appropriate to grant performance-based RSUs to Mr. Orcutt, which vest as described above, because the Committee believed: (1) improving the financial performance of the Building Products division is a key strategic objective of the Company; (2) these performance-based RSUs align Mr. Orcutt’s interests with those of the stockholders and reflect the pay-for-performance component of the Committee’s compensation philosophy, given that the number of shares issuable to Mr. Orcutt upon vesting, if any, increases or decreases depending solely on the achievement of financial performance goals by the Building Products division; and (3) performance-based RSUs that vest on the third anniversary of the grant date may function as an incentive for Mr. Orcutt to remain with the Company during that period.

In considering the number of performance-based RSUs to grant to each of the NEOs, and in the case of the CEO, to recommend to the non-management members of the Board for their ratification following the

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COMPENSATION DISCUSSION AND ANALYSIS

Committee’s approval, the Committee considered a number of factors, including:

●

the value of long-term incentive grants, including the mix of time-based and performance-based vehicles, in comparable positions at the market reference companies described on page 32 of this proxy statement;

●	the number of shares that remained available to be granted under the Company’s 2011 Plan; and

●	the financial performance of the Company and the individual performance of each of the NEOs.

Performance-Based RSUs Granted in 2012

In May 2012, the Committee granted performance-based RSUs, all of which are expected to vest on the third anniversary of the applicable grant date, for which the number of shares issuable on the vesting date, if any, increases and decreases proportionally based solely on the performance of the Company’s stock price, thereby aligning the interests of our NEOs with that of our stockholders. Such RSUs are commonly referred to as “Price Leveraged Units” or “PLUs,” and also may be referred to as “Market Stock Units” or “MSUs,” and are referred to in this Compensation Discussion and Analysis as “PLUs.”

With respect to the PLUs granted to the NEOs in May 2012, the number of shares of Company common stock that may be issued to the NEOs upon the vesting of the PLUs ranges from a minimum of zero to a maximum of 150 percent of the number of “target” shares awarded, with the actual payout dependent solely on the price performance of the Company’s common stock, as measured by the weighted average trading price of the common stock during the 45 consecutive trading days after the date that the Company issues its earnings press release announcing its financial results for its 2014 fiscal year.

The Committee determined it was appropriate to grant PLUs to the NEOs, which vest three years after the grant date, because the Committee believed:

●

PLUs align management’s interests with those of the stockholders and reflect the pay-for-performance component of the Committee’s compensation philosophy, given that the number of shares issuable to the NEOs upon vesting, if any, increases or decreases depending solely on the price performance of the Company’s common stock; and

●	PLUs that do not vest for three full years after the grant date incent management to focus on maximizing the value of the Company’s stock over the long-term and serve as a retention tool.

Payouts under the PLUs granted in May 2012 will not be determined until May 2015 and will be paid at that time. We did not grant PLUs to any of our NEOs in 2013 or 2014.

Non-Qualified Deferred Compensation Plan

The Company does not pay premiums on insurance policies or other products as a supplement to retirement benefits. Rather, the Company has established a Deferred Compensation Plan (the “DCP”) that allows eligible employees, including the NEOs, to elect to defer a portion of their otherwise taxable salary and/or bonus. Under the DCP, the Company also can make two types of credits to such employees’ non-qualified deferred compensation accounts (which are notional accounts). The first type of credit is a matching restoration credit that works in tandem with an eligible employee’s participation in the Company’s 401(k) plan. If an eligible employee elects to contribute to both the 401(k) and the DCP, the Company will restore (or credit)

certain employer matching contributions that cannot be made to the 401(k) plan due to the statutory limit on recognized compensation under the terms of the 401(k) plan. The second type of credit is a discretionary Company credit (also referred to as a “Company Benefit”). Amounts deferred by a NEO, and amounts credited by the Company, are shown in the Summary Compensation Table in the year earned or credited, as applicable.

Under the DCP, participants can elect a date for the payout of amounts that they have voluntarily deferred and the “restoration” benefit, which can be during employment or after a separation from service in the form of a lump sum payment or installments with a

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COMPENSATION DISCUSSION AND ANALYSIS

duration between two and fifteen years. The Company Benefit is generally paid in a lump sum or in three annual installments commencing upon the later of (i) the first day of the year following the eligible employee’s attainment of age 65; or (ii) the first day of the seventh month following the eligible employee’s separation from service. In addition, the DCP will pay out the balance of a NEO’s account in a lump sum on the thirtieth day after a change of control.

Under the DCP, participants earn a deferred return based (in the case of amounts that they have voluntarily deferred and 401(k) restoration benefits) on deemed investments in mutual funds selected by the participant from a list provided by the Company. In 2014, returns on those deemed investments ranged from about negative 9.11 percent to positive 13.65 percent. The investment list is similar to the investments available through the Company’s 401(k) Plan. All investment risk is borne by the participant. Gains and losses are credited based on actual market returns earned by the deemed investment and the value of a participant’s account will increase or decrease accordingly.

Company Benefit accounts are credited with a fixed rate of interest equal to the interest crediting factor under the “cash balance” feature of the Company’s qualified retirement plan.

The DCP is intended to comply with the requirements of Section 409A of the Code. Accordingly, deferrals, company contributions and distributions to eligible employees will occur and will be subject to these requirements.

Amounts voluntarily deferred by each of the NEOs in 2014, restoration contributions in 2014, Company Benefit contributions in 2014, earnings on each and year-end account balances for the NEOs are reported under the heading “Executive Compensation-Non-Qualified Deferred Compensation” beginning on page 50.

Benefits

Our executive officers are eligible to participate in the various benefit plans available to our employees, including those that provide life, health and disability insurance, and access to, and in some instances,

Company contributions into, retirement plans. In addition, in connection with our philosophy to provide only limited perquisites, in 2014, we provided to our executive officers only a Company car or allowance.

Potential Payments on Termination or Change of Control

Change of Control Plan

In May 2007, the Committee adopted the Change of Control Plan, the terms of which are further described under “Executive Compensation-Payments on Termination or Change of Control.” In addition to supporting key employee retention, the change of control benefits are intended to ensure that executives are able, as a practical matter, to evaluate any potential change of control transaction objectively and to encourage executives to remain employed by the Company in the event a change of control becomes a real possibility. The Change of Control Plan’s benefits were based on typical market practices at what were believed to be no more than median compensation levels when compared to our market references. All of the NEOs participate in the Change of Control Plan.

The Change of Control Plan was amended in May 2011 to eliminate the excise tax gross-up benefit that had been provided under the Change of Control Plan with respect to any person who becomes an executive officer on or after May 16, 2011 (including any person newly hired by the Company and any person promoted from within the Company from a non-executive officer position to an executive officer position on or after that date). For additional information on the Change of Control Plan, see “Payments on Termination or Change of Control — Change of Control Plan.”

Severance Plan

On December 9, 2013, the Committee approved and adopted the Severance Plan for certain executive officers and other key employees of the Company,

including each of the NEOs. The Severance Plan became effective on January 1, 2014. In addition to attracting and retaining executives and key employees,

42     AXIALL CORPORATION - 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

the Severance Plan benefits are intended to ensure that the Company’s severance-related benefits for executives and key employees are competitive with severance-related benefits offered by other companies with whom the Company may compete for executive-level talent.

The Severance Plan provides for the payment of severance to the NEO if his employment with the Company is terminated without Cause or for Good Reason, each as defined under “Payments on Termination or Change of Control — Severance Plan.” In the event of such a qualifying termination and subject to the applicable NEO’s execution of a general release of liability against the Company within 45 days after the qualifying termination, the Severance Plan provides that any such NEO is entitled to a severance payment equal to one year’s base salary and target bonus amount, and certain temporary benefits. The Severance Plan does not provide for an excise tax gross-up benefit to any NEOs or other participants to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Code.

For the terms and additional information regarding the Severance Plan, see “Payments on Termination or Change of Control — Severance Plan.”

Equity Award Agreements

Certain of the Company’s equity award agreements also provide that unvested equity awards will immediately vest upon a change of control without regard to termination of employment. However, for all equity awards granted to NEOs after May 2011, unvested equity awards will have accelerated vesting upon a change of control only if either: (1) the NEO’s employment is terminated without cause, or the executive officer terminates his employment for good reason, in connection with that change of control; or

(2) the equity award is not assumed or a substitute equity award with equivalent rights is not provided. In other words, for equity awards granted after May 2011, there is a “double trigger” requirement for accelerated vesting. For additional information on potential payments and vesting of equity awards upon termination or a change of control, see “Payments on Termination or Change of Control — Equity Awards” beginning on page 52.

Pension Benefits

Our NEOs hired prior to January 1, 2009 are eligible to participate in the Axiall Corporation Retirement Plan (the “Retirement Plan”). Messrs. Carrico, Thompson and Orcutt were hired prior to that date, and thus, participate in the Retirement Plan, based on their respective employment start dates.

The Retirement Plan is a broadly based, qualified defined benefit pension plan, which provides a benefit upon retirement to eligible Company employees in the United States. In general, all Company employees in the United States who were hired prior to January 1, 2009 are eligible to participate in the Retirement Plan, although benefits may differ for employees depending on whether the employee works in our Chemicals or Building Products segment, and depending further on whether the employee is covered by collectively bargained agreements.

The pension benefit for participating NEOs is the sum of:

●	a fixed dollar amount, as provided for in the Retirement Plan;
●

1 percent of aggregate pensionable compensation earned after 1984 and before 2008, which is referred to as a “career average formula.” Pensionable compensation does not include any incentive or deferred compensation; and

●

the actuarial equivalent of a notional Cash Balance Account under the Retirement Plan to which are credited (i) specified percentages (ranging from 3.0 percent for a participant with fewer than 10 years of service and up to 6.0 percent for a participant with 20 or more years of service) of pensionable compensation, and (ii) interest credits based upon the “30-year Treasury interest rate” as of the last business day of October in the year prior to the year with respect to which the interest credit is made (but not less than 4% interest). As a result of a complete “freeze” on the accrual of additional benefits under the Retirement Plan approved by the Board of Directors in 2009, no additional pay credits are added to the Cash Balance Accounts with respect to compensation paid after March 31, 2009. However, the interest credits will continue.

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COMPENSATION DISCUSSION AND ANALYSIS

As noted above, the Board of Directors approved an amendment to the Retirement Plan to provide for the cessation (or “freezing”) of the accrual of additional benefits under the Retirement Plan, effective as of March 31, 2009.

Normal retirement benefits are available to employees with at least three years of service at age 62 and a reduced pension (by 6 percent per year prior to age

62) is available as early as age 55. All of the NEOs who participate in the Retirement Plan are fully vested in their benefits.

For additional information about the Retirement Plan, including the present value of benefits accrued by each of the NEOs, see “Executive Compensation-Pension Benefits.”

Summary of Compensation and Benefit Plan Risk

The Company conducted a review of compensation-related risks arising from the compensation policies and practices for all employees, and based on that review, the Company determined that the Company’s compensation and benefit policies and practices are not likely to have a material adverse effect on the Company and that the plans currently in place or contemplated are appropriately balanced between retention and incentive to enable the Company to retain its management team while providing an incentive for the CEO and other executive officers to be focused on meeting the objectives developed by management and the Board that are designed to create long-term stockholder value.

Leadership Development and Compensation Committee Report

The Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on that review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s proxy statement for the annual meeting of stockholders to be held on May 19, 2015.

William L. Mansfield, Chairman
T. Kevin DeNicola
David N. Weinstein

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COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
Paul D. Carrico	2014	932,885		-	3,715,371	-	120,551	627,204	5,396,011
President and	2013	881,154		-	3,385,319	855,032	-	526,256	5,647,761
Chief Executive	2012	819,231		-	2,406,369	1,735,000	137,825	464,275	5,562,700
Officer
Gregory C.	2014	514,969		-	916,598	-	142	345,251	1,776,960
Thompson	2013	501,764		-	1,046,303	327,587	56	308,156	2,183,866
Chief Financial	2012	487,971		-	717,699	654,000	134	282,910	2,142,714
Officer
Joseph C.	2014	528,604		-	1,016,169	-	-	186,421	1,731,194
Breunig	2013	515,049		-	1,147,423	321,570	-	171,642	2,155,684
Executive Vice	2012	499,423		-	696,565	671,000	-	149,944	2,016,932
President,
Chemicals
Mark J. Orcutt	2014	513,859	(5)	-	709,101	-	139	282,218	1,505,317
Executive Vice	2013	535,354	(5)	-	697,791	277,496	57	285,887	1,796,585
President,	2012	539,835	(5)	-	548,811	544,000	133	240,657	1,873,436
Building Products
George J. Biltz	2014	509,135		-	1,004,148	-	-	64,987	1,578,270
Chief Strategy
Officer
(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the grant date for awards of time-based RSUs for the years ended December 31, 2014, 2013 and 2012; a Monte Carlo simulation model was used to determine the fair value for performance-based RSUs granted for the years ended December 31, 2014 and 2012; and the closing price of our common stock on the grant date was used for awards of performance-based RSUs granted during the year ended December 31, 2013 as described under “Compensation Discussion and Analysis — Summary of Our 2014 Executive Compensation Program — Long-Term Equity-Based Awards” and in footnote 2 of the “Grants of Plan-Based Awards Table” below. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, see Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014 (the “10-K Filing”), incorporated herein by reference.
Messrs. Carrico, Breunig and Biltz were granted 42,065, 11,505 and 11,369 performance-based RSUs, respectively, in May 2014, that were contingent on the Company achieving positive Adjusted EBITDA for the year ended December 31, 2014. The amount presented in the Summary Compensation Table reflects a grant date fair value of $1,849,981, $505,980 and $499,998, respectively for Messrs. Carrico, Breunig and Biltz computed in accordance with FASB ASC Topic 718.
The following table reflects the grant date fair values, as well as the maximum grant date fair values of performance-based RSU awards granted in 2014, 2013 and 2012 if, due to the Company’s performance during the applicable performance cycle, the performance-based RSUs vested at their maximum levels.
	Grant Date Fair Value(a)			Maximum Value
Name	2014 ($)	2013 ($)	2012 ($)	2014(b) ($)	2013(c) ($)	2012(d) ($)
Paul D. Carrico	3,715,371	2,256,879	2,406,369	5,580,761	4,414,197	5,745,347
Gregory C. Thompson	458,787	601,307	717,699	917,574	1,181,446	1,713,542
Joseph C. Breunig	1,016,169	668,720	696,565	1,526,358	1,313,898	1,663,082
Mark J. Orcutt	354,924	465,178	548,811	709,848	913,979	1,308,570
George J. Biltz	1,004,148	-	-	1,508,298	-	-
(a)	Calculated based on the probable outcome of each performance-based RSU.
(b)	Calculated based on the grant date fair value of the maximum number of shares issuable on the May 2017 vesting date at the highest level of achievement related to the Relative Total Stockholder Return performance-based RSUs.

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EXECUTIVE COMPENSATION

(c)	Calculated based on the grant date fair value of the maximum number of shares issuable on the May 2015 and May 2016 vesting dates at the maximum level of synergy achievement related to the Merged Business.
(d)	Calculated based on the price per share of our common stock required to trigger the issuance of the maximum number of shares on the May 2015 vesting date for awards granted in 2012.
(2)	Reflects payments made under the Company’s 2013 and 2012 annual non-equity/cash incentive compensation programs. There were no non-equity/cash incentive compensation payments made to NEOs for 2014.
(3)	Amounts reported reflect only the change in the actuarial present value of the accumulated pension benefit of each NEO under the Retirement Plan. For 2013, the change in the actual present value of Mr. Carrico’s accumulated pension benefit under the Retirement Plan was negative. Accordingly, pursuant to SEC guidance, the $61,092 reduction in Mr. Carrico’s accumulated pension benefit under the Retirement Plan is reflected as zero, or “—,” in the Summary Compensation Table. For information on the pension plan and the assumptions used in calculating the change in pension value see pages 43-44 and 49. For information on the Non-Qualified Deferred Compensation Plan, see page 41 under “Compensation Discussion and Analysis — Non-Qualified Deferred Compensation Plan.”
(4)	The items contained in the “All Other Compensation” column for 2014 are identified and quantified as required below:
	Allowances and Other Benefits		Additional Other Compensation
Name	Car Allowance ($)	Other ($)	Company Contribution to 401(k) Savings Plan ($)	Company Credit to Deferred Compensation Account ($)	Total ($)
Paul D. Carrico	2,211	3,564	23,400	598,029	627,204
Gregory C. Thompson	3,518	2,322	23,400	316,011	345,251
Joseph C. Breunig	3,864	1,242	20,800	160,515	186,421
Mark J. Orcutt (5)	14,255	832	10,803	256,328	282,218
George J. Biltz	7,800	19,452	20,800	16,935	64,987
(5)	Amounts are paid in Canadian dollars, but reported in the table in U.S. dollars. Such amounts were converted at an exchange rate of 0.9082 Canadian dollars to each U.S. dollar, which was the average exchange rate for 2014. Amounts paid in prior years were converted at the average exchange rate for the corresponding year. Company matching contributions are made to the Canadian Registered Retirement Savings Plan, the Canadian equivalent to the U.S. 401(k) Savings Plan.

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2014 Grants of Plan-Based Awards

The following table reflects the following plan-based awards granted in 2014: annual cash incentive awards, 2014 annual incentive compensation program and time-based and performance-based RSUs under the 2011 Plan. These awards are described in more detail in the Summary Compensation Table and in the Compensation Discussion and Analysis above.

	Grant Date for Equity- Based Awards	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul D. Carrico
2014 Annual Incentive		-	1,039,500	2,079,000
Compensation Program
Performance-Based	5/19/2014				-	40,464	80,928		1,865,390
RSUs(2)
Performance-Based	5/19/2014				-	42,065	-		1,849,981
RSUs(5)
Gregory C. Thompson
2014 Annual Incentive		-	388,780	777,560
Compensation Program
Performance-Based	5/19/2014				-	9,952	19,904		458,787
RSUs(2)
Time-Based RSUs	5/19/2014							10,346	457,811
Joseph C. Breunig
2014 Annual Incentive		-	399,074	798,148
Compensation Program
Performance-Based	5/19/2014				-	11,067	22,134		510,189
RSUs(2)
Performance-Based	5/19/2014				-	11,505	-		505,980
RSUs(5)
Mark J. Orcutt
2014 Annual Incentive		-	319,070	638,140
Compensation
Program(6)
Performance-Based	5/19/2014				-	7,699	15,398		354,924
RSUs(2)
Time-Based RSUs	5/19/2014							8,004	354,177
George J. Biltz
2014 Annual Incentive		-	384,375	768,750
Compensation Program
Performance-Based	5/19/2014				-	10,936	21,872		504,150
RSUs(2)
Performance-Based	5/19/2014				-	11,369	-		499,998
RSUs(5)
(1)	Amounts represent the potential Threshold, Target and Maximum payment levels under our 2014 annual incentive compensation program. Performance targets and target award multiples, and strategic and operational goals and objectives, as well as other adjustments to actual awards are described under “Compensation Discussion and Analysis — Summary of Our 2014 Executive Compensation Program — Annual Cash Incentive Opportunity” above.
(2)	Represents the number of performance-based RSUs granted in May 2014. Annual Incentive Compensation Program performance-based RSUs are scheduled to vest 100 percent on May 19, 2017. The actual number of shares of common stock that may be issued to the NEO upon vesting of performance-based RSUs is discussed under “Compensation Discussion and Analysis — Summary of Our 2014 Executive Compensation Program — Long-Term Equity-Based Awards.”
(3)	Represents the number of time-based RSUs granted in May 2014 to Messrs. Orcutt and Thompson, the only NEOs who received such grants in May 2014. Time-based RSUs vest ratably over three years from the grant date. The value reported in this column with respect to the equity incentive awards reported in column (2) is based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. These values are recorded over the requisite service period as required by FASB ASC Topic 718. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in Note 11 of the Notes to the Consolidated Financial Statements in the 10-K Filing, incorporated herein by reference.

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(4)	Reflects the aggregate grant date fair value of the applicable award computed in accordance with FASB ASC Topic 718. For a more detailed discussion of the assumptions used to determine the valuation of the equity awards set forth in this column, please see a discussion of such valuation in Note 11 of the Notes to the Consolidated Financial Statements in the 10-K Filing, incorporated herein by reference.
(5)	Messrs. Carrico, Breunig and Biltz were granted 42,065, 11,505 and 11,369 performance-based RSUs, respectively, in May 2014 that were contingent on the Company achieving positive Adjusted EBITDA for the year ended December 31, 2014. That performance condition has been satisfied, and thus, these performance-based RSUs are scheduled to vest ratably over the three-years from the grant date, except that none of those RSUs granted to Mr. Biltz will vest, due to his resignation from the Company in March 2015.
(6)	Amounts are to be paid in Canadian dollars, but reported in the table in U.S. dollars. Such amounts were converted at an exchange rate of 0.8618 Canadian dollars to each U.S. dollar, which was the exchange rate at December 31, 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information on the holdings of stock options and other stock awards by the NEOs at December 31, 2014. This table includes unexercised and unvested stock option awards and unvested time-based and performance-based RSUs. Unless noted below, all grants vest ratably in three equal installments beginning one year after the grant date. For additional information about equity awards granted in 2014, see “Long-Term Equity-Based Awards” in the Compensation Discussion and Analysis above.

	Option Awards				Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Paul D. Carrico	02/28/2006	750	722.75	02/28/2016
	02/27/2007	1,338	510.75	02/27/2017
	02/26/2008	6,000	168.00	02/26/2018
	02/24/2009	16,000	21.25	02/24/2019
					150,621	(5)	6,396,875
								197,066	8,369,372	(10)
Gregory C. Thompson	02/08/2008	4,065	181.75	02/08/2018
	02/24/2009	5,060	21.25	02/24/2019
					41,104	(6)	1,745,688
								54,542	2,316,399
Joseph C. Breunig					58,791	(7)	2,496,854
								55,752	2,367,787
Mark J. Orcutt	12/01/2008	4,000	41.50	12/01/2018
	02/24/2009	4,554	21.25	02/24/2019
					11,215	(8)	476,301
								61,151	2,597,083
George J. Biltz					26,144	(9)	1,110,335
								21,872	928,904
(1)	All outstanding options granted to NEOs have vested and are exercisable.
(2)	Option exercise prices on all grant dates reflect adjustments made in connection with the Company’s 1-for-25 reverse stock split that was effected on July 28, 2009.
(3)	Calculated by multiplying the number of shares or units of stock that have not vested by the closing price of our common stock on December 31, 2014 (the last trading day of 2014), which was $42.47.
(4)	Except as otherwise disclosed for Mr. Orcutt, represents the sum of: (A) 150 percent of the “target” number of shares that may be issued to the NEO in May 2015, when all of the PRSUs granted in May 2012 vest; and (B) 200 percent of the “target” number of shares, which may be issued to the NEO in May 2017 pursuant to the vesting schedule for performance-based RSUs granted in May 2014. The actual number of shares of common stock that may be issued to the NEO upon vesting of performance-based RSUs is discussed under “Compensation Discussion and Analysis — Summary of Our 2014 Executive Compensation Program — Long-Term Equity-Based Awards.” All of the performance-based RSUs granted to Mr. Orcutt in May 2013 are scheduled to vest in May 2016 and are not synergies-based PRSUs, but rather, are based on Adjusted EBITDA and margin metrics.
(5)	For Mr. Carrico, represents the sum of (A) 42,065 PRSUs granted in May 2014 that were contingent on the Company achieving positive Adjusted EBITDA for the year ended December 31, 2014, a condition that the Company has satisfied, and thus, these performance-based RSUs are scheduled to vest ratably over the three-years from the grant date; (B) 15,508 PRSUs granted in May 2013 that were contingent on the Company achieving positive Adjusted EBITDA for the year ended December 31, 2013, a condition that the Company has satisfied, and thus, these

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performance-based RSUs are scheduled to vest ratably over the three-years from the grant date; and (C) up to a maximum of 93,048 PRSUs granted in May 2013 that were contingent on the Company achieving a certain amount of synergies related to the integration of the Merged Business, a condition that the Company satisfied at the maximum level, and thus, one-half of those performance-based RSUs are scheduled to vest in each of May 2015 and May 2016, at the maximum level.
(6)	For Mr. Thompson, represents the sum of (A) 1,704 time-based RSUs granted in March 2013; (B) 4,150 time-based RSUs granted in May 2013 and (C) up to a maximum of 24,904 PRSUs granted in May 2013 that were contingent on the Company achieving a certain amount of synergies related to the integration of the Merged Business, a condition that the Company satisfied at the maximum level, and thus, one-half of those performance-based RSUs are scheduled to vest in each of May 2015 and May 2016, at the maximum level; and (D) 10,346 time-based RSUs granted in May 2014, which are scheduled to vest ratably over the three-years from the grant date.
(7)	For Mr. Breunig, represents the sum of (A) the number of time-based RSUs granted in September 2010 pursuant to the terms of his hiring agreement, of which 13,270 are expected to vest on September 1, 2015; (B) 1,704 time-based RSUs granted in March 2013; (C) 4,616 time-based RSUs granted in May 2013; (D) up to a maximum of 27,696 PRSUs granted in May 2013 that were contingent on the Company achieving a certain amount of synergies related to the integration of the Merged Business, a condition that the Company satisfied at the maximum level, and thus, one-half of these performance-based RSUs are scheduled to vest in each of May 2015 and May 2016, at the maximum level; and (E) 11,505 PRSUs granted in May 2014 that were contingent on the Company achieving positive Adjusted EBITDA for the year ended December 31, 2014, a condition that the Company satisfied, and thus, these performance-based RSUs are scheduled to vest ratably over the three-years from the grant data.
(8)	For Mr. Orcutt, represents the sum of 3,211 and 8,004 time-based RSUs granted in May 2013 and 2014, respectively.
(9)	For Mr. Biltz, represents the sum of (A) 14,775 time-based RSUs granted in August 2013 pursuant to the terms of Mr. Biltz’s hiring agreement; and (B) 11,369 PRSUs granted in May 2014 that were contingent on the Company achieving positive Adjusted EBITDA for the year ended December 31, 2014, a condition that the Company satisfied, and thus, these performance-based RSUs were scheduled to vest ratably over the three-years from the grant date but now will not vest due to Mr. Biltz’s resignation.
(10)	Since Mr. Carrico has met the requirements of a “qualifying retirement” (as defined under “Payments on Termination or Change of Control — Equity Awards”), performance-based RSUs granted to him in 2012 will continue to vest as scheduled, except in the event of termination of employment for cause or failure to comply with the non-competition and non-solicitation provisions of the 2011 Plan. Value reported for Mr. Carrico represents the aggregate dollar amount of the sum of: (A) 116,138 shares of the Company’s common stock, which is the maximum number of such shares that may be issued to Mr. Carrico pursuant to the terms of the grant of stock-price-appreciation performance-based RSUs or “PLUs” made to Mr. Carrico in May 2012, all of which are scheduled to vest on May 21, 2015, multiplied by $42.47, the closing price of the Company’s common stock on December 31, 2014; and (B) 80,928 shares of the Company’s common stock, which is the maximum number of such shares that may be issued to Mr. Carrico pursuant to the terms of the grant of total shareholder return or “TSR” performance-based RSUs made to Mr. Carrico in May 2014, all of which are scheduled to vest on May 19, 2017, multiplied by $42.47, the closing price of the Company’s common stock on December 31, 2014.

2014 Option Exercises and Stock Vested

The following table provides information for the NEOs on the number of shares acquired upon vesting of stock awards in 2014 and the value realized. No stock options were exercised during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Paul D. Carrico	92,686	4,066,977
Gregory C. Thompson	30,695	1,344,559
Joseph C. Breunig	37,663	1,619,492
Mark J. Orcutt	22,838	1,001,368
George J. Biltz	7,388	301,504
(1)	Calculated by multiplying the number of shares acquired by the market value of the shares as of the relevant vesting dates.

Pension Benefits

The table below reflects the present value of benefits accrued for each of the NEOs in the Retirement Plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Paul D. Carrico	Retirement Plan	9	1,134,562
Gregory C. Thompson	Retirement Plan	1	2,270
Joseph C. Breunig	-	-	-
Mark J. Orcutt	Retirement Plan	1	2,268
George J. Biltz	-	-	-
(1)	Amounts reported represent the actuarial present value of accumulated benefits computed using the discount rate of 4.00 percent and mortality assumption (RP-2014 Annuitant Table with no collar adjustment and with mortality improvements projected using Scale MP-2014) that the Company applies to amounts reported in its financial statement disclosures on its measurement date of December 31, 2014, and are assumed to be payable at the unreduced retirement age of 62. For additional information regarding the assumptions made in the calculation, see Note 12 of the Notes to the Consolidated Financial Statements in the 10-K Filing, incorporated herein by reference.

AXIALL CORPORATION - 2015 Proxy Statement     49

EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation

The following table provides information on the non-qualified deferred compensation of the NEOs in 2014, including (i) each NEO’s contributions through deferral of salary and/or bonus during 2014; (ii) Company contributions during 2014; (iii) investment earnings on those deferred amounts and deferred amounts from prior years; and (iv) each NEO’s account balance at year-end.

Name	NEO Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Paul D. Carrico	307,852	598,029	17,570	2,533,747
Gregory C. Thompson	25,748	316,011	1,441	1,353,076
Joseph C. Breunig	26,430	160,515	1,079	589,624
Mark J. Orcutt	-	256,328	-	1,109,559
George J. Biltz	25,457	16,935	742	43,134

Payments on Termination or Change of Control

Change of Control Plan

The Change of Control Plan provides certain benefits to our executive officers, including each of the NEOs, in the event the executive’s employment is terminated in connection with a change of control. Under the Change of Control Plan, if a NEO experiences an “involuntary termination” or resigns for “good reason” within 24 months following the change of control, and complies with all of the other terms and conditions of the Change of Control Plan, he or she shall be eligible to receive:

●

severance pay equal to the NEO’s annual base salary plus the current year annual non-equity incentive target payout opportunity multiplied by 2 in the case of the CEO and 1.5 in the case of the other NEOs;

●	a pro rata portion of the NEO’s target bonus opportunity for the fiscal year in which the termination date occurs;

●	accrued but unused vacation pay; and

●

continued life insurance, medical, dental and vision benefits and continued disability insurance premiums until the earlier of: (i) the day upon which the NEO begins new employment and is eligible for such welfare benefits; or (ii) (A) the second anniversary of the termination date in the case of the CEO or (B) 18 months after the termination date in the case of the other NEOs.

Under the Change of Control Plan, subject to certain conditions, a change of control is defined as:

●	the acquisition by a person of ownership of 33 percent or more of our voting power;

●	certain changes in the majority of our Board;

●

completion of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets unless, immediately after the transaction, no person beneficially owns 33 percent or more of the combined voting power of the resulting entity, and at least half of the members of the Board of the surviving corporation were members of our Board;

●	stockholder approval of a complete liquidation or dissolution of the Company; or

●	any other event the Board determines is a change of control by express resolution.

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Under the Change of Control Plan, an “involuntary termination” is deemed to have occurred when the NEO is terminated for any reason except:

●	transfer to an affiliate or subsidiary of the Company if the participant is offered comparable employment by such purchaser;

●	transfer of any operations of the Company or purchase of the Company or any operations of the Company by a third party purchaser, if the NEO is offered comparable employment by such purchaser; or

●	death, disability, retirement, resignation (other than for “good reason”), Cause or failure to continue reporting to work and performing satisfactorily.

Under the Change of Control Plan, “Cause” means:

●

any activity as an employee, principal, agent, or consultant for an entity that competes with the Company and for which the participant has had any responsibility during the last five years of his employment with the Company in any related territory;

●	solicitation of any employee of the Company to terminate his or her employment with the Company;

●	any unauthorized disclosure of any of the Company’s confidential, proprietary or trade secret information or material;

●	failure to disclose promptly and to assign to the Company all rights in any invention or idea made or conceived during employment by the Company, relating to the business, research or development work of the Company or the failure to do anything reasonably necessary to enable the Company to secure a patent where appropriate; or

●

other conduct determined to be injurious, detrimental or prejudicial to the Company, unless the participant acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

An NEO is deemed to have terminated his employment for “good reason” (and therefore is potentially eligible for severance benefits, subject to the other provisions of the Change of Control Plan) if the termination follows: (i) a reduction in his base salary, bonus or employee benefits, except where the Company has instituted a compensation reduction program applicable to all senior executives; or (ii) certain attempted required relocations of the participant’s place of employment, which is not cured by the Company within 15 days after the participant delivers a notice of termination for good reason.

In order for a participant to receive payments under the Change of Control Plan, he or she must execute a separation agreement and general release in such form as the Company determines. Any participant who breaches the separation agreement or engages in certain conduct, including competition with the Company, solicitation of our employees or disclosure of confidential information, will no longer be entitled to benefits.

Elimination of Tax Gross-Up Benefits Provided By Change of Control Plan

The Change of Control Plan originally provided excise tax gross-up protection for executive officers if the value of the severance and other benefits described above on page 50 and 51 exceeded 120 percent of such an executive officer’s “safe harbor” amount. If the value of the severance and other benefits exceeds an executive officer’s “safe harbor” amount but is below 120% of such amount, the cash severance of such executive officer would be reduced or “cutback” to eliminate any loss of deduction for the Company and any imposition of excise tax pursuant to Section 280G of the Code.

The Change of Control Plan was amended in May 2011 to eliminate the excise tax gross-up benefit provided to executive officers under the Change of Control Plan, with respect to any person who becomes an executive officer on or after May 16, 2011 (including both persons who are newly hired by the Company as executive officers and persons who are promoted within the Company from non-executive-officer positions to executive officer positions on or after that date). As Messrs. Carrico, Thompson, Breunig and Orcutt were serving in their existing roles prior to May 16, 2011, they are still entitled to excise tax gross-up protection. See “Termination and Change of Control Payments Tables.”

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EXECUTIVE COMPENSATION

Severance Plan

The Severance Plan became effective on January 1, 2014 and provides certain benefits to certain of our executive officers, including each of the NEOs, and other key employees in the event the participant’s employment is terminated “without Cause” (using a definition substantially similar to the one used in the Change of Control Plan discussed above) or for “good reason.”

Under the Severance Plan, a “qualifying termination” is deemed to have occurred when the NEO’s employment is terminated by the Company without “Cause” or by the NEO for “good reason.” In no event shall a NEO be deemed to have experienced a “qualifying termination” as a result of:

●	death or disability;

●	any termination of employment that results in the NEO being able to receive severance benefits under the Change of Control Plan; or

●

any termination of employment that results in the NEO being able to receive severance benefits under any severance arrangement provided for in a separate agreement between the NEO and the Company, where the severance benefits provided under such other agreement are more favorable to the NEO than the severance benefits provided under the Severance Plan.

Under the Severance Plan, “Cause” has a substantially similar meaning to the one used in the Change of Control Plan discussed above.

A NEO is deemed to have terminated his employment for “good reason” (and therefore is potentially eligible for severance benefits, subject to the other provisions of the Severance Plan) if:

●

the termination follows any of the following without the NEO’s written consent: (i) a material diminution in his base salary; (ii) a material diminution in the participant’s authority, duties or responsibilities;

or (iii) a relocation of the participant’s place of employment to a location more than 150 miles from his current location of employment; and

●

the participant has first delivered a written notice to the Company setting forth the event deemed to give rise to the right to terminate for “good reason” no later than 60 days after the initial occurrence of the event.

Under the Severance Plan, if a NEO experiences a “qualifying termination”, and executes a separation agreement and general release of liability against the Company within 45 days after the qualifying termination, he or she shall be eligible to receive:

●	a lump sum cash payment equal to the NEO’s annual base salary plus the current year target bonus opportunity multiplied by 1;

●

monthly COBRA reimbursement payments in the amount of premiums previously paid by the Company during the NEO’s employment until the earlier of: (i) the NEO’s benefits eligibility through new employment or otherwise; or (ii) 18 months after the termination date; and

●	payment for outplacement benefits provided by a Company-selected service group up to a maximum of $25,000 during the 12 consecutive months after the termination date.

The Severance Plan does not provide for a gross-up payment to any of the NEOs to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Code. Instead, the Severance Plan provides that if and to the extent it is determined that the payments described above would, if paid, be subject to the excise tax under Section 4999 of the Code, then the aggregate value of such payments shall be reduced (but not below zero) to an amount that maximizes the value of the payments without causing any of them to be subject to the excise tax.

Equity Awards

Under the Company’s 2009 Equity and Performance Incentive Plan, (the “2009 Plan”) the vesting of any unvested equity awards may be accelerated upon a change of control, but that plan permits the Company to condition any such vesting on meeting the “double-trigger” requirement described below. Under the Company’s 2011 Plan, the vesting of any unvested equity awards may be accelerated upon a change of control only where the double-trigger requirement is met. Certain of the Company’s equity award agreements provide that unvested equity grants will vest upon a change of control without regard to termination of employment. However, for all equity awards granted to executive officers after May 2011, unvested equity

52     AXIALL CORPORATION - 2015 Proxy Statement

EXECUTIVE COMPENSATION

grants will vest upon a change of control only if either: (1) the NEO’s employment is terminated without cause, or the NEO terminates his employment for good reason, in connection with that change of control; or (2) the equity grant is not assumed or a substitute equity grant with equivalent rights is not provided. In other words, for equity awards granted after May 2011, there is a “double trigger” vesting requirement.

Unvested RSUs granted under the Company’s 2009 Plan and 2011 Plan are generally forfeited when the participant’s employment with the Company ends. However, for unvested RSUs granted prior to 2013 a participant will be treated as being in the continuous employ of the Company and vesting of the RSUs will continue, if the following criteria are specified in the relevant RSU agreement and the participant satisfies the criteria: (i) the participant’s employment was terminated other than by the Company for cause; (ii) at the time of termination, the participant is at least 55 years old; (iii) at the time of termination, the participant’s age, when added to the participant’s number of years of continuous service, equalled or exceeded 70; and (iv) the participant does not engage in certain detrimental conduct (a “qualifying retirement”).

However, under the terms of the equity plans, if the NEO engages in certain conduct, including competition with the Company, solicitation of our employees, disclosure of confidential information, failure to assign any information or idea or other conduct determined to be injurious to the Company, if provided for in an applicable award agreement, the Company may require the participant to:

●

return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the NEO, all shares of common stock that the NEO has not disposed of that were offered within a specified period prior to the date of the commencement of such activity; and

●	with respect to any shares of common stock so acquired that the NEO has disposed of, pay to the Company in cash the difference between:

◆any amount actually paid therefor by the NEO; and ◆the market value per share of the shares of common stock on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company to the NEO.

Other Benefits

Absent eligibility for benefits described above, the NEOs do not have any termination benefits or benefits triggered as the result of a change of control that are different than those afforded other employees of the Company, such as death benefit salary continuation (one month of salary).

Termination and Change of Control Payments Tables

The following table summarizes the compensation and other benefits that would have become payable to each NEO assuming his employment had terminated on December 31, 2014 in connection with a change of control, given the NEO’s base salary as of that date, and, if applicable, the closing price of our common stock on December 31, 2014 (the last trading day of 2014), which was $42.47.

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Medical Program Benefits ($)	Disability Insurance Benefit ($)	Non-Qualified Deferred Compensation Plan ($)(1)	Equity Awards ($)(2)	Tax Gross- Ups(3) ($)		Total ($)
Paul D. Carrico	1,890,000	2,079,000	23,784	4,800	2,705,596	10,638,693	(118,112	)(4)	17,223,761
Gregory C. Thompson	777,560	583,170	17,838	3,600	2,962,426	3,010,826	-		7,355,420
Joseph C. Breunig	798,147	598,611	25,270	3,600	864,631	3,724,704	1,855,004		7,869,967
Mark J. Orcutt	736,316	478,605	7,865	6,534	2,521,395	2,261,952	-		6,012,667
George J. Biltz	768,750	576,563	939	3,600	-	1,110,336	-		2,460,188
(1)	Assumes all payments made in a lump sum (rather than over a period of time as may be permitted under the DCP). Reflects credits held in certain Company benefit accounts based on contributions made through age 65, although any payout under the DCP would not be made until any such NEO reached age 65. Amounts shown reflect account balances at age 65 in the event of separation from service in connection with a change of control.

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EXECUTIVE COMPENSATION

(2)	Value reported for each NEO represents the aggregate dollar amount of the sum of: (A) the number of unvested time-based RSUs granted to such NEO for which vesting accelerates upon a termination in connection with a change of control multiplied by $42.47, the closing market price of the Company’s stock on December 31, 2014; (B) the number of unvested performance-based RSUs granted to such NEO in May 2012, for which vesting accelerates upon a termination in connection with a change of control, but for which the actual number of shares issued to the NEOs upon such vesting depends on the price of the Company’s common stock at vesting, which for the purposes of this calculation is assumed to be $42.47, the closing market price of the stock on December 31, 2014 (which would result in the issuance of 129 percent of the target number of shares authorized to be issued under this award), multiplied by that same market price; (C) the number of performance-based RSUs granted to such NEO in May 2013, for which vesting accelerates upon a change of control, but for which the actual number of shares issued to the NEOs upon such vesting depends on the Company’s achievement of Merger-related synergies, which for the purposes of this calculation is assumed to be at 200 percent of the “target” number of shares of our common stock that may be issued under such awards; (D) the number of performance-based RSUs granted to Mr. Carrico in May 2013, for which vesting accelerates upon a change of control, but for which the actual number of shares issued to Mr. Carrico upon such vesting depended on the Company having positive Adjusted EBITDA for the year ended December 31, 2013, a condition which the Company satisfied; (E) the number of performance-based RSUs granted to Messrs. Carrico, Breunig and Biltz in May 2014, for which vesting accelerates upon a change of control, but for which the actual number of shares issued to each such NEO upon such vesting depended on the Company having positive Adjusted EBITDA for the year ended December 31, 2014, a condition which the Company satisfied; and (F) the number of performance-based RSUs granted to the NEOs in May 2014, for which vesting accelerates upon a change of control under certain circumstances, but for which the actual number of shares issued to each NEO upon such vesting depends upon the relative total shareholder return of the Company as compared to a specified peer group of chemical companies, which for purposes of this calculation is measured at December 31, 2014, and, based on that measurement date, would result in no shares being issued under this award.
(3)	Represents the estimated gross-up payment to cover the excise tax liability under Section 4999 of the Code for the receipt of benefits and payments to the NEO following a termination of employment in connection with a change of control. The NEOs (other than Mr. Biltz) eligible are only eligible because they became executive officers prior to May 2011 when the Change of Control Plan was amended to eliminate the excise tax gross-up benefit for persons becoming executive officers after May 16, 2011.
(4)	Amount shown reflects reduction (“cutback”) to eliminate any loss of deduction for the Company, and any imposition of excise tax on Mr. Carrico, pursuant to Sections 280G and 4999 of the Code.

Qualifying Termination under Severance Plan

The following table summarizes the compensation and other benefits that would have become payable to each NEO assuming: (1) the Severance Plan was effective December 31, 2014; and (2) his employment had terminated on December 31, 2014 in connection with a “qualifying termination” under the Severance Plan, given the NEO’s base salary as of that date, and, if applicable, the closing price of our common stock on December 31, 2014 (the last trading day of 2014), which was $42.47.

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Medical Program Benefits ($)	Outplacement ($)	Non-Qualified Deferred Compensation Plan ($)(1)	Equity Awards ($)(2)	Total ($)
Paul D. Carrico	945,000	1,039,500	17,838	25,000	2,705,596	5,636,958	10,369,892
Gregory C. Thompson	518,373	388,780	17,838	25,000	2,962,426	173,278	4,085,695
Joseph C. Breunig	532,098	399,074	25,270	25,000	864,631	192,686	2,038,759
Mark J. Orcutt	490,877	319,070	7,865	25,000	2,521,395	134,078	3,498,285
George J. Biltz	512,500	384,375	939	25,000	-	190,435	1,113,249
(1)	Assumes all payments made in a lump sum (rather than over a period of time as may be permitted under the DCP). Reflects credits held in certain Company benefit accounts based on contributions made through age 65, although any payout under the DCP would not be made until any such NEO reached age 65. Amounts shown reflect account balances at age 65 for separation from service.
(2)	As of December 31, 2014, Mr. Carrico has met the requirements of a qualifying retirement and, accordingly, upon termination without cause he would be treated as being in the continuous employ of the Company and vesting of certain performance-based RSUs granted to him in 2012 would continue as scheduled if the applicable performance criteria and certain other conditions were to be met. Value reported for Mr. Carrico represents the aggregate dollar amount of the sum of: (A) the number of unvested performance-based RSUs granted in May 2012, for which vesting continues in a qualifying termination, but for which the actual number of shares issued upon such vesting depends solely on the price performance of the Company’s common stock for the relevant performance period, which performance is, for the purposes of this calculation, assumed to be at the level that triggers the issuance of shares of the Company’s common stock at the maximum level, which is 150 percent of the “target” number of shares, multiplied by $42.47, the closing market price of the stock on December 31, 2014; and (B) the number of unvested performance-based RSUs granted in May 2014, for which vesting continues in a qualifying termination of the NEO, but for which the actual number of shares issued upon such vesting depends upon the relative total shareholder return of the Company as compared to a specified peer group of chemical companies, which for purposes of this calculation is assumed to be at the maximum level, which is 200 percent of the “target” number of shares authorized to be issued under this award, multiplied by the quotient of the fraction in which the numerator equals the number of weeks between the grant date and December 31, 2014, the assumed date of termination, and the denominator equals the number of weeks in the three-year vesting period, the product of which, in turn, is for purposes of this calculation, multiplied by $42.47, the closing market price of the Company’s common stock on December 31, 2014. The values reported for the other NEOs represent the calculation described in item (B) of the preceding sentence.

In addition to the above payments, the Company’s stock option award agreements provide that awards generally terminate 60 days after the date the participant ceases to be an employee of the Company (whether or not in connection with a change of control), unless the participant is terminated for cause, in which case, the stock option award agreement terminates immediately. In addition, if the participant’s employment terminates due to death, permanent and total disability or retirement, subject to certain limitations, the stock option award agreement will terminate three years after the termination of the participant’s employment.

54     AXIALL CORPORATION - 2015 Proxy Statement

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Termination on Death, Disability or Retirement

The following table summarizes the compensation and other benefits that would have become payable to certain NEOs assuming their employment had terminated on December 31, 2014 due to death, disability or retirement, assuming, if applicable, the closing price of our common stock on December 31,

2014 (the last trading day of 2014), which was $42.47. The table does not include information with respect to life insurance or long-term disability programs, which do not discriminate in scope, terms or operation in favor of executive officers and are generally available to all salaried employees.

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Medical Program Benefits ($)	Non-Qualified Deferred Compensation Plan ($)(1)	Equity Awards ($)(2)	Total ($)
Paul D. Carrico	-	-	-	2,705,596	5,636,958	8,342,554
Gregory C. Thompson	-	-	-	3,250,449	173,278	3,423,727
Joseph C. Breunig	-	-	-	2,632,138	192,686	2,824,824
Mark J. Orcutt	-	-	-	2,766,689	134,078	2,900,767
George J. Biltz	-	-	-	-	190,435	190,435
(1)	Assumes all payments made in a lump sum (rather than over a period of time as may be permitted under the DCP). Reflects credits held in certain Company benefit accounts based on contributions made through age 65, although any payout under the DCP would not be made until any such NEO reached age 65. Amounts shown reflect account balances at age 65 for separation from service due to death or disability at December 31, 2014. The account balances at age 65 for separation from service at retirement would be $2,705,596 for Mr. Carrico, $2,962,426 for Mr. Thompson, $864,631 for Mr. Breunig, and $2,521,395 for Mr. Orcutt.
(2)	As of December 31, 2014, Mr. Carrico has met the requirements of a qualifying retirement and, accordingly, upon death, disability or retirement, he would be treated as being in the continuous employ of the Company and vesting of certain performance-based RSUs granted to him in 2012 and 2014 would continue as scheduled if the applicable performance criteria and certain other conditions were to be met. Value reported for Mr. Carrico represents the aggregate dollar amount of the sum of: (A) the number of unvested performance-based RSUs granted to Mr. Carrico in May 2012, for which vesting continues upon death, disability or retirement, but for which the actual number of shares issued to Mr. Carrico upon such vesting depends solely on the price performance of the Company’s common stock during the relevant performance period, which performance is, for the purposes of this calculation, assumed to be at the level that triggers the issuance of shares of the Company’s common stock at the maximum level, which is 150 percent of the “target” number of shares authorized to be issued under this award, multiplied by $42.47, the closing market price of the stock on December 31, 2014; and (B) the number of unvested performance-based RSUs granted in May 2014, for which vesting continues upon death, disability or retirement of the NEO, but for which the actual number of shares issued upon such vesting depends upon the relative total shareholder return of the Company as compared to a specified peer group of chemical companies, which for purposes of this calculation is assumed to be at the maximum level, which is 200 percent of the “target” number of shares authorized to be issued under this award, multiplied by the quotient of the fraction in which the numerator equals the number of weeks between the grant date and December 31, 2014, the assumed date of death, disability or retirement, and the denominator equals the number of weeks in the three-year vesting period, the product of which, in turn, is for purposes of this calculation, multiplied by $42.47, the closing market price of the Company’s common stock on December 31, 2014. The values reported for the other NEOs represent the calculation described in item (B) of the preceding sentence.

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AUDIT COMMITTEE REPORT

Three directors make up the Audit Committee of our Board of Directors: T. Kevin DeNicola (who serves as chairman), Patrick J. Fleming and William L. Mansfield. During the course of performing its duties, the committee:

●	reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2014;

●

discussed with Ernst & Young LLP, our independent registered public accounting firm for 2014, the items regarding accounting principles set out in Auditing Standards No. 16, “Communication with Audit Committees,” issued by the Public Company Accounting Oversight Board, as amended, from time to time, and Rule 2-02 of Regulation S-X;

●

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence;

●	obtained and reviewed a report by Ernst & Young LLP required by the New York Stock Exchange Listing Standards describing: (1) the firm’s internal quality control procedures; (2) any material issues raised by: (a) the most recent internal quality-control review of the firm, or (b) peer review of the firm, or (c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (3) all relationships between Ernst & Young LLP and Axiall Corporation (to assess Ernst & Young LLP’s independence); and

●	reviewed the adequacy of the system of internal controls and management information systems with our internal auditor and our independent registered public accounting firm, Ernst & Young LLP.

Based on these reviews and discussions, the committee recommended to the Board of Directors that the company’s audited financial statements for the year ended December 31, 2014 be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2014.

T. Kevin DeNicola, Chairman
Patrick J. Fleming
William L. Mansfield

56     AXIALL CORPORATION - 2015 Proxy Statement

PROPOSAL II	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 provide stockholders with the right to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory stockholder vote is commonly referred to as the “say-on-pay” vote.

At our 2011 annual meeting of stockholders, our stockholders approved, on an advisory basis, that the say-on-pay vote should be held annually. Based on such result, our Board determined that the advisory say-on-pay vote will be held every year until the next advisory vote on the frequency of future say-on-pay votes, which will be held no later than the Company’s 2017 annual meeting of stockholders.

The compensation that our executives earned in 2014 reflects the Company’s compensation philosophy, and the business results achieved by the Company and those individual executives, as described in the Compensation Discussion and Analysis that begins on page 26 in this proxy statement. Consistent with our compensation philosophy and objectives, during 2014 the Committee took the following compensation-related actions:

●	provided annual cash/non-equity incentive compensation opportunities based on performance against a combination of Adjusted EBITDA goals and operational and strategic goals;
●	granted all of our NEOs long-term equity incentive awards that do not fully vest until three years after the grant date, thereby aligning the interests of our NEOs with those of our stockholders; and

●

provided that 83 percent of our CEO’s 2014 target direct compensation(9) and, on average, approximately 70 percent of our other NEOs’ 2014 target direct compensation was incentive-based, and thus, “at risk.”

The say-on-pay vote gives stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking stockholders to approve the following resolution:

“RESOLVED, THAT THE STOCKHOLDERS APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND ANY RELATED MATERIAL DISCLOSED IN THIS PROXY STATEMENT.”

Because this vote is advisory, it will not be binding on the Committee, the Board or the Company. However, the Committee and the Board value the opinions of the Company’s stockholders, and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the advisory vote on executive compensation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO APPROVE, ON AN ADVISORY (I.E.,NON-BINDING) BASIS,THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

(9)

We define “target direct compensation” to be the aggregate of each executive’s: (1) base salary; (2) non-equity incentive compensation opportunity at the target level established by the Committee; and (3) long-term equity incentive awards at the target level established by the Committee. Other components of the total annual compensation of our executive officers are set forth on the Summary Compensation Table on page 45 of this proxy statement.

AXIALL CORPORATION - 2015 Proxy Statement     57

PROPOSAL III	RATIFICATION AND APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst  & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the year ending December 31, 2015. The Board recommends that this appointment be ratified. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the Audit

Committee in its discretion may direct the appointment of a different accounting firm at any time during the year it if determines that such a change would be in the best interests of the Company and its stockholders. Representatives of EY are expected to be present at the annual meeting and, if present, will have the opportunity to make a statement, if they desire to do so, and to respond to appreciate questions.

Independent Registered Public Accounting Firm’s Fees

Fees Billed by Ernst & Young LLP

For the years ended December 31, 2014 and 2013, EY provided to us certain professional services. The aggregate amount charged to us for EY’s audit, audit-related and tax services was $5,301,055 and $6,296,548 for the years ended December 31, 2014 and 2013, respectively, and consisted of the following:

Audit Fees

The aggregate amount of EY fees for the annual audit of our consolidated financial statements and our internal control over financial reporting for the years ended December 31, 2014 and 2013, included in our Annual Report on Form 10-K for each of those years, and for the quarterly reviews of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q in the years then ended, and for audit services provided in connection with other statutory or regulatory filings were $4,341,638 and $4,710,228, respectively.

Audit-Related Fees

Fees for audit-related services for the years ended December 31, 2014 and 2013 were $16,935 and $256,221, respectively.

Tax Fees

The aggregate amount of fees EY charged to us for tax services for the years ended December 31, 2014 and 2013 was $939,692 and $1,327,309, respectively. Of those fees, $5,846 and $285,169, respectively, was for tax compliance and tax return preparation services, and the remainder was for tax planning and other tax-related services.

All Other Fees

EY charged us $2,790 in other fees during each of the years ended December 31, 2014 and 2013.

Audit Committee Pre-Approval Policy for Audit and Permissible Non-Audit Services

The Audit Committee adopted an audit and non-audit services pre-approval policy, pursuant to which the Audit Committee pre-approves all audit and permissible non-audit services to be provided to the Company by its independent registered public accounting firm. Under the policy, the full Audit Committee annually approves in advance certain services and fee estimates for those services and establishes budgeted amounts for all such services. Services that may arise during the year that were not included in the general pre-approval and services that were pre-approved but for which associated fees will exceed pre-approved levels established or budgeted amounts for that type of service require specific pre-approval by the Audit Committee. All audit and permissible non-audit services for 2014 were pre-approved by the Audit Committee.

58 AXIALL CORPORATION - 2015 Proxy Statement

PROPOSAL III RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vote Required

The affirmative vote of a majority of votes cast is required to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

AXIALL CORPORATION - 2015 Proxy Statement     59

STOCKHOLDER PROPOSALS
FOR 2016 ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2016 annual meeting must be forwarded in writing and received at our principal executive offices no later than December 19, 2015, directed to the attention of the corporate secretary, for consideration for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2016. If you intend to submit a matter for consideration at next year’s meeting, other than by submitting a proposal to be included in our proxy statement, you must give timely notice according to our bylaws. Those bylaws provide that, to be timely, your notice must be received by our corporate secretary between January 18, 2016 and February 17, 2016. For each matter you intend to bring before the meeting, your notice must comply with all applicable provisions of our bylaws, including a description of the business you wish to be considered, the reasons for conducting that business at the meeting, and any material interest you have in that business as well as information regarding you and the number of shares of our stock that you own. Any stockholder proposals must comply in all respects with the rules and regulations of the SEC.

OTHER INFORMATION

Other Matters that may Come Before the Meeting

We do not know of any matters, other than those stated above, which are to be brought before the meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

Annual Report

A copy of the 2014 Annual Report on Form 10-K as required to be filed with the SEC, excluding exhibits, will be mailed to stockholders without charge upon written request to: Investor Relations, Axiall Corporation, 1000 Abernathy Road NE, Suite 1200, Atlanta, Georgia 30328.

April 17, 2015

Timothy Mann, Jr.
Executive Vice President, General Counsel and Secretary

60     AXIALL CORPORATION - 2015 Proxy Statement

axiall

at the intersection of chemistry and progress

Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 19, 2015.

Vote by Internet ●Go to www.envisionreports.com/AXLL ●Or scan the QR code with your smartphone ●Follow the steps outlined on the secure website

Vote by telephone
●Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for your call.
●Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Paul D. Carrico	☐	☐	☐	02 - T. Kevin DeNicola	☐	☐	☐	03 - Patrick J. Fleming	☐	☐	☐

	04 - Robert M. Gervis	☐	☐	☐	05 - Victoria F. Haynes	☐	☐	☐	06 - Michael H. McGarry	☐	☐	☐

	07 - William L. Mansfield	☐	☐	☐	08 - Mark L. Noetzel	☐	☐	☐	09 - Robert Ripp	☐	☐	☐

	10 - David N. Weinstein	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.

		For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 3.

		For	Against	Abstain

3.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Axiall Corporation
Annual Meeting of Stockholders
Admission Ticket

The annual meeting of Axiall Corporation will be held at the Ritz Carlton Hotel,
3434 Peachtree Road NE, Atlanta, Georgia 30326, on May 19, 2015 at 1:30 pm local time.

TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, YOU MUST PRESENT
THIS ADMISSION TICKET, ALONG WITH PHOTO IDENTIFICATION.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held
on May 19, 2015: The proxy materials, including the 2015 proxy and 2014 annual report, are available at
www.envisionreports.com/AXLL.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Axiall Corporation

Proxy for Annual Meeting of Stockholders — May 19, 2015

This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints Mark L. Noetzel, Paul D. Carrico and Timothy Mann, Jr. or any of them, with full power of substitution as proxyholders to represent and to vote, as designated hereon, the common stock of the undersigned at the annual meeting of stockholders of Axiall Corporation to be held on May 19, 2015 and any adjournment thereof.

If the undersigned has voting rights to shares of Axiall Corporation common stock in a retirement plan of Axiall Corporation, the undersigned hereby directs the trustee to vote shares equal to the number of shares allocated to the undersigned's account under the applicable plan with the instructions given herein.

The shares represented by this proxy card will be voted as directed on the front. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR THE TEN NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.